Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SCHLUMBERGER LIMITED,

TURNBERRY MERGER SUB INC.

and

SMITH INTERNATIONAL, INC.

Dated as of February 21, 2010

i

GLOSSARY OF DEFINED TERMS

Defined Terms		Where Defined

8.1(c) Jurisdiction		Section 8.1(d)
Acquisition Proposal		Section 7.3(f)
Action		Section 7.17(a)
Agreement		Preamble
Applicable Laws		Section 5.4(a)
Bonus Plan Participant		Section 7.18(d)
Book Entry Share		Section 4.1(b)
Certificates		Section 4.1(b)
Certificate of Merger		Section 1.3
Change in Recommendation		Section 7.3(b)
Closing		Section 1.2
Closing Date		Section 1.2
COBRA		Section 5.11(b)(xii)
Code		Recitals
Confidentiality Agreement		Section 7.3(a)
Contract		Section 5.21(a)(iii)
Covered Employees		Section 7.18(a)
Debt		Section 10.11(b)
Delaware Court		Section 10.7
Detriment Limit		Section 7.6(d)
DGCL		Recitals
EC Merger Regulation		Section 5.5(b)
Effective Time		Section 1.3
Environmental Laws		Section 5.14(a)
ERISA		Section 5.11(a)
Exchange Act		Section 5.5(b)
Exchange Agent		Section 4.2(a)
Exchange Fund		Section 4.2(a)
Exchange Ratio		Section 4.1(a)
Foreign Corrupt Practices Act		Section 5.23(a)
Foreign Government Official		Section 5.23(a)
Form S-4		Section 7.2
Franklin		Section 10.11(g)
GAAP		Section 5.6(b)
Governmental Entity		Section 10.11(c)
HSR Act		Section 5.5(b)
Indemnified Party		Section 7.17(a)
Initial Termination Date		Section 9.2(b)
Intellectual Property Rights		Section 5.15
IRS		Section 5.11(a)
Joint Venture		Article 5 Preface
knowledge		Section 10.11(a)
Letter of Transmittal		Section 4.2(b)
iv

Liens	Section 5.3(b)
Material Adverse Effect	Section 10.11(d)
Material Contract	Section 5.21(a)(xi)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
New Plans	Section 7.18(b)
NYSE	Section 5.5(b)
OFAC	Section 5.22(a)
Old Plans	Section 7.18(b)
Permitted Lien	Section 10.11(e)
person	Section 10.11(f)
Proceeding	Section 7.1(b)(xii)
Prohibited Person	Section 5.22(a)
Proxy Statement/Prospectus	Section 7.2
Regulatory Laws	Section 7.6(f)
Related Persons	Section 9.5(a)
Representatives	Section 7.3(a)
Returns	Section 5.10(a)(i)
Reverse Termination Fee	Section 9.5(b)
Rights Agreement	Section 4.4
Sarbanes-Oxley Act	Section 5.7(a)
Schlumberger	Preamble
Schlumberger Approvals	Section 6.5(b)
Schlumberger Common Stock	Recitals
Schlumberger Disclosure Letter	Article 6 Preface
Schlumberger Material Adverse Effect	Section 10.11(d)
Schlumberger Option	Section 4.1(f)
Schlumberger Preferred Stock	Section 6.3
Schlumberger Reports	Section 6.6(a)
Schlumberger Securities	Section 6.3
Schlumberger Stock Incentive Award	Section 4.1(g)
SEC	Section 5.6(a)
Securities Act	Section 5.5(b)
Smith	Preamble
Smith Approvals	Section 5.5(b)
Smith Benefit Plans	Section 5.11(a)
Smith Board	Section 5.2(b)
Smith Common Stock	Section 4.1(a)
Smith Disclosure Letter	Article 5 Preface
Smith ERISA affiliate	Section 5.11(b)(x)
Smith Excluded Shares	Section 4.1(b)
Smith Foreign Benefit Plan	Section 5.11(a)
Smith Material Adverse Effect	Section 10.11(d)
Smith Option	Section 4.1(f)
Smith Permits	Section 5.4(b)
v

Smith Post-Signing Option
Smith Post-Signing Stock Incentive Awards
Smith Preferred Stock
Smith Recommendation
Smith Reports
Smith Rights
Smith Securities
Smith Stock Incentive Awards
Smith Stock Plans
Smith Stockholder Approval
Smith Stockholders Meeting
Smith Subsidiary Securities
Smith Surviving Shares
Smith U.S. Benefit Plan
Subsidiary
Superior Proposal
Surviving Entity
Surviving Entity Common Stock
Taxes
Termination Date
Termination Fee

Section 4.1(f)
Section 4.1(g)
Section 5.3(a)
Section 5.2(b)
Section 5.6(a)
Section 4.4
Section 5.3(a)
Section 4.1(g)
Section 4.1(f)
Section 5.20
Section 7.2
Section 5.3(b)
Section 4.1(b)
Section 5.11(a)
Section 10.11(g)
Section 7.3(f)
Section 1.1
Section 4.1(d)
Section 10.11(h)
Section 9.2(a)
Section 9.5(a)

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 21, 2010, is by and among Schlumberger Limited (Schlumberger N.V.), a company organized under the laws of the Netherlands Antilles (“Schlumberger”), Turnberry Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Schlumberger (“Merger Sub”), and Smith International, Inc., a Delaware corporation (“Smith”).

RECITALS

     WHEREAS, the respective Boards of Directors of Smith, Schlumberger and Merger Sub have deemed it advisable and in the best interests of their respective companies and equity holders that Smith and Schlumberger engage in a business combination whereby Schlumberger will acquire all of the outstanding capital stock of Smith in exchange for shares of Schlumberger common stock, par value $0.01 per share (the “Schlumberger Common Stock”);

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Smith, Schlumberger and Merger Sub have approved and declared advisable (1) this Agreement and (2) the merger of Merger Sub with and into Smith (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and upon the terms and conditions set forth in this Agreement; and

     WHEREAS, Schlumberger and Smith intend that, for United States federal income tax purposes, the Merger shall qualify (i) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) for an exception to the general rule of Section 367(a)(1) of the Code;

     NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1 THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Smith in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. Smith shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified herein and in the DGCL.

     Section 1.2 The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day or, if Schlumberger so elects, on the third business day, in each case immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (b) at such other time, date or place as Schlumberger and Smith may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

     Section 1.3 Effective Time. On the Closing Date, Schlumberger, Merger Sub and Smith shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such sections. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that Schlumberger and Smith shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

ARTICLE 2

GOVERNING DOCUMENTS

     Section 2.1 Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of Smith shall be amended as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Entity, until thereafter duly amended as provided therein or by Applicable Law.

     Section 2.2 Bylaws. As of the Effective Time, the bylaws of Smith, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity, until thereafter duly amended as provided therein or by Applicable Law.

ARTICLE 3

DIRECTORS AND OFFICERS

     Section 3.1 Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

     Section 3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

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ARTICLE 4

CONVERSION OF SMITH COMMON STOCK

     Section 4.1 Conversion of Equity Interests of Smith and Merger Sub.

     (a) Merger Consideration. At the Effective Time, subject to the other provisions of this Agreement, each share of common stock, par value $1.00 per share, of Smith (“Smith Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Smith Excluded Shares and Smith Surviving Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive 0.6966 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable shares of Schlumberger Common Stock, subject to adjustment in accordance with Section 4.3 (together with any cash in lieu of fractional shares of Schlumberger Common Stock to be paid pursuant to Section 4.2(e), the “Merger Consideration”).

     (b) Cancellation of Shares (other than Smith Excluded Shares and Smith Surviving Shares). As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Smith Common Stock (other than Smith Excluded Shares and any Smith Surviving Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any shares of Smith Common Stock (other than Smith Excluded Shares and any Smith Surviving Shares) (the “Certificates”) and each non-certificated share represented by book entry (“Book Entry Share”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Smith Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c). For purposes of this Agreement, “Smith Excluded Shares” shall mean any shares of Smith Common Stock held by Schlumberger, Smith or any direct or indirect wholly owned subsidiary of Schlumberger, in each case except for any such shares held on behalf of third parties. “Smith Surviving Shares” shall mean any shares of Smith Common Stock held by any direct or indirect wholly owned subsidiary of Smith except for any such shares held on behalf of third parties.

     (c) Cancellation of Smith Excluded Shares. Each Smith Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no Schlumberger Common Stock or other consideration shall be delivered in exchange therefor.

     (d) Survival of Smith Surviving Shares. Each Smith Surviving Share at the Effective Time shall remain outstanding and shall continue to exist as a share of common stock, par value $1.00 per share, of the Surviving Entity (“Surviving Entity Common Stock”) and shall not be canceled by virtue of the Merger and no Schlumberger Common Stock or other consideration shall be delivered in exchange therefor.

     (e) Merger Sub. At the Effective Time, the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and

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without any action on the part of the holder thereof, be converted into and become a number of validly issued, fully paid and nonassessable shares of Surviving Entity Common Stock equal to the number of shares of Smith Common Stock converted into the Merger Consideration.

     (f) Smith Stock Options. At the Effective Time, all options to acquire shares of Smith Common Stock outstanding at the Effective Time under Smith’s stock plans (collectively, the “Smith Stock Plans”, which are identified in Section 4.1(f) of the Smith Disclosure Letter), including all options to acquire shares of Smith Common Stock issued after the date hereof in accordance with Section 7.1(b)(iv) (each, a “Smith Post-Signing Option”, and together with any other option to acquire shares of Smith Common Stock, each a “Smith Option”), shall be converted automatically into an option (a “Schlumberger Option”) to acquire shares of Schlumberger Common Stock in amounts and at an exercise price determined as provided in this Section 4.1(f) (and otherwise subject to the terms of the Smith Stock Plans, as applicable, under which they were issued and the agreements evidencing grants thereunder): (i) the number of shares of Schlumberger Common Stock to be subject to a Schlumberger Option shall be equal to the product of the number of shares of Smith Common Stock subject to the Smith Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Schlumberger Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and (ii) the exercise price per share of Schlumberger Common Stock under a Schlumberger Option shall be equal to the exercise price per share of Smith Common Stock under the original Smith Option immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent. The duration and other terms of a Schlumberger Option shall be the same as the original Smith Option from which it was converted except that all references to “Smith” in such original Smith Option shall be deemed to be references to Schlumberger; provided, however, that all such Schlumberger Options, other than those issued in respect of Smith Post-Signing Options, will be fully vested and exercisable as of the Effective Time.

     (g) Smith Stock Incentive Awards. At the Effective Time, each restricted stock unit and performance-based restricted stock unit award (collectively, the “Smith Stock Incentive Awards”) that is outstanding under any Smith Stock Plan immediately prior to the Effective Time, whether or not then vested or earned, other than Smith Stock Incentive Awards granted after the date hereof pursuant to Section 7.1(b)(iv) (“Smith Post-Signing Stock Incentive Awards”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive Merger Consideration based on the total number of shares of Smith Common Stock subject to such Smith Stock Incentive Award immediately prior to the Effective Time. If the Smith Stock Incentive Award is a performance-based restricted stock unit award, the total number of shares of Smith Common Stock subject to such Smith Stock Incentive Award shall be calculated based on deemed attainment of the performance goals under the award immediately prior to the Effective Time assuming that the number of shares of Smith Common Stock subject to each such Smith Stock Incentive Award is that number of shares corresponding to 100% of the “Target Units” (as defined in the applicable agreement representing such Smith Stock Incentive Awards). Smith shall make arrangements reasonably satisfactory to Schlumberger to satisfy all employment and income tax withholding requirements with respect to each Smith Stock Incentive Award that vests pursuant to this Section 4.1(g). Any Smith Post-Signing Stock Incentive Awards shall be converted automatically into a stock unit award (a “Schlumberger Stock Incentive Award”)

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with respect to Schlumberger Common Stock in an amount equal to the product of the number of shares of Smith Common Stock subject to the Smith Post-Signing Stock Incentive Award immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Schlumberger Common Stock resulting from such multiplication shall be rounded to the nearest whole share. The Schlumberger Stock Incentive Awards will be otherwise subject to the terms of the Smith Stock Plans, as applicable, under which they were issued and the agreements evidencing grants thereunder without any acceleration of vesting or delivery, except that all references to “Smith” in such original Smith Stock Incentive Award shall be deemed to be references to Schlumberger.

Section 4.2 Exchange of Shares.

     (a) Exchange Fund. As of the Effective Time, Schlumberger shall appoint a commercial bank or trust company or such other party as is reasonably satisfactory to Smith to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration (the “Exchange Agent”). Schlumberger shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Smith Common Stock, the number of shares of Schlumberger Common Stock that are issuable pursuant to Section 4.1. Schlumberger shall deposit such shares of Schlumberger Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares. In addition, Schlumberger shall make available to the Exchange Agent from time to time as needed, cash sufficient to make payments in lieu of fractional shares pursuant to Section 4.2(e) and any dividends and other distributions pursuant to Section 4.2(c). Any cash and shares of Schlumberger Common Stock deposited by Schlumberger with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

     (b) Exchange Rules. Promptly after the Effective Time, Schlumberger shall cause the Exchange Agent to mail to each holder of record of one or more shares of Smith Common Stock as of the Effective Time: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Smith Common Stock shall pass, only upon delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, which letter shall be in customary form and have such other provisions as Schlumberger may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates or Book Entry Shares in exchange for the Merger Consideration. Each holder of shares of Smith Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender of a Certificate or Book Entry Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more shares of Schlumberger Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 4.1(a) (after taking into account all shares of Smith Common Stock then held by such holder) and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article 4, consisting of cash in lieu of any fractional shares of Schlumberger Common Stock pursuant to Section 4.2(e) and any dividends and other distributions pursuant to Section 4.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 4.2(c) or Section 4.2(e). In the event of a transfer of ownership of Smith Common Stock that is not registered in the transfer records of Smith, one or more shares of Schlumberger Common Stock evidencing, in the aggregate, the proper number of shares of Schlumberger Common Stock and a check in the proper amount of any cash in lieu of any fractional shares of Schlumberger Common Stock pursuant to Section 4.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c), may be issued with respect to such Smith Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Smith Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

     (c) Distributions with Respect to Unexchanged Shares. All shares of Schlumberger Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of Schlumberger Common Stock shall be paid to the holder of any shares of Smith Common Stock until the holder of such shares shall surrender such shares in accordance with this Article 4. Subject to Applicable Law, following surrender of any such shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Schlumberger Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions payable in respect of such shares of Schlumberger Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Schlumberger Common Stock with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender.

     (d) No Further Ownership Rights in Smith Common Stock. All shares of Schlumberger Common Stock issued and cash paid upon conversion of shares of Smith Common Stock in accordance with the terms of this Article 4 (consisting of any cash paid pursuant to Section 4.2(c) or Section 4.2(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Smith Common Stock previously represented by such Certificates and/or Book Entry Shares.

     (e) No Fractional Shares of Schlumberger Common Stock.

     (i) No certificates or scrip or shares of Schlumberger Common Stock representing fractional shares of Schlumberger Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Schlumberger.

     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Smith Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Schlumberger Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a share of Schlumberger Common Stock multiplied by (B) the closing price for a share of Schlumberger Common Stock on the NYSE Composite Transactions Tape on the business day immediately preceding the Closing Date.

     (iii) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Schlumberger, and Schlumberger shall deposit or cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates and/or Book Entry Shares as of the date six months after the Effective Time shall be delivered to Schlumberger or otherwise on the instruction of Schlumberger, and any holders of the Certificates and/or Book Entry Shares who have not theretofore complied with this Article 4 shall thereafter look only to Schlumberger for the Merger Consideration with respect to the shares of Smith Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 4.1, cash in lieu of fractional shares of Schlumberger Common Stock to which such holders are entitled pursuant to Section 4.2(e) and any dividends or distributions with respect to shares of Schlumberger Common Stock to which such holders are entitled pursuant to Section 4.2(c). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Smith Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Law, become the property of Schlumberger free and clear of any claims or interest of any person previously entitled thereto.

     (g) No Liability. None of Schlumberger, Merger Sub, Smith, the Surviving Entity, any affiliate of any of the foregoing or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Schlumberger on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of Smith pursuant to this Article 4 and that if at any time prior to the termination of the Exchange Fund pursuant to Section 4.2(f), the amount of cash included in the Exchange Fund is reduced below the amount necessary to pay any cash in lieu of fractional shares of Schlumberger Common Stock payable pursuant to Section 4.2(e), and dividends and distributions payable pursuant to Section 4.2(c), Schlumberger shall promptly deposit additional cash into the Exchange Fund sufficient to rectify this deficiency. Any interest and other income resulting from such investments shall be paid promptly to Schlumberger.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Schlumberger, the posting by such

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person of a bond in such reasonable amount as Schlumberger may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Schlumberger Common Stock to which the holder is entitled pursuant to Section 4.2(e) and any dividends and distributions with respect to shares of Schlumberger Common Stock to which the holder is entitled pursuant to Section 4.2(c), in each case with respect to the shares of Smith Common Stock formerly represented by such lost, stolen or destroyed Certificate.

     (j) Withholding Rights. Each of the Exchange Agent, Schlumberger and the Surviving Entity shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Smith Common Stock or any other equity rights in Smith such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of Applicable Law and shall further be entitled to sell Schlumberger Common Stock otherwise payable pursuant to this Agreement to satisfy any such withholding requirement (which Schlumberger Common Stock will be valued with respect to such withholding at the average of the high and low trading prices of Schlumberger Common Stock on the NYSE Composite Transactions Tape on the day of such sale). To the extent that amounts are so withheld by the Exchange Agent, Schlumberger or the Surviving Entity, as the case may be, and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

     (k) Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Smith, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Smith, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

     (l) Stock Transfer Books. The stock transfer books of Smith shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Smith Common Stock thereafter on the records of Smith. At or after the Effective Time, any Certificates or Book Entry Shares presented to the Exchange Agent or Schlumberger for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Smith Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Schlumberger Common Stock to which the holders thereof are entitled to pursuant to Section 4.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

     Section 4.3 Certain Adjustments. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Schlumberger Common Stock or Smith Common Stock shall have been changed by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have

8

occurred, the Exchange Ratio, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Smith Common Stock consideration having the same economic effect as was contemplated by this Agreement prior to such event.

     Section 4.4 Associated Rights. References in Article 4 of this Agreement to Smith Common Stock shall include, unless the context requires otherwise, the associated rights (the “Smith Rights”) distributed to the holders of Smith Common Stock pursuant to the Rights Agreement, dated as of June 8, 2000, between Smith and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York), as rights agent, as amended to date (the “Rights Agreement”).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SMITH

     Except (i) as set forth in the disclosure letter delivered to Schlumberger by Smith at or prior to the execution hereof (the “Smith Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 10.10, (ii) as disclosed in the Smith Reports filed after December 31, 2008 and prior to the date hereof (excluding any disclosures in such Smith Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature), or (iii) with respect to any Smith Subsidiaries, assets, liabilities, businesses, operations, or results of operations of the MI SWACO division of Smith (the “Joint Venture”), to the extent actually known to the Schlumberger representatives on the governing board of the Joint Venture, Smith represents and warrants to Schlumberger that:

     Section 5.1 Organization; Good Standing and Qualification. Each of Smith and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of Smith and its Subsidiaries is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect. Smith has made available to Schlumberger true and correct copies of Smith’s certificate of incorporation and bylaws, each as amended to date, and each as so delivered is in full force and effect.

     Section 5.2 Authorization, Validity, Enforceability and Fairness.

     (a) Smith has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the Smith Stockholder Approval. The execution and delivery of this Agreement and the consummation by Smith of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Smith, other than

9

the Smith Stockholder Approval and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by Smith and constitutes the valid and legally binding obligation of Smith, enforceable against Smith in accordance with its terms.

     (b) The Board of Directors of Smith (the “Smith Board”), at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the Merger are advisable, (ii) approved and adopted this Agreement and the Merger, (iii) received the opinion of its financial advisor, UBS Securities LLC, to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Smith Common Stock (a copy of which opinion will be provided to Schlumberger), (iv) resolved to recommend the approval and adoption of this Agreement and the Merger to the holders of Smith Common Stock (such recommendations being the “Smith Recommendation”), subject to Section 7.3(b) and Section 7.3(d), and (v) directed that this Agreement be submitted to the holders of Smith Common Stock for their adoption.

Section 5.3 Capitalization.

     (a) The authorized capital stock of Smith consists of 500,000,000 shares of Smith Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (“Smith Preferred Stock”), of which 650,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of Smith Rights distributed to the holders of Smith Common Stock pursuant to the Rights Agreement. As of February 19, 2010, there were (i) 248,401,593 outstanding shares of Smith Common Stock and 17,954,481 shares of Smith Common Stock held in the treasury of Smith, (ii) 1,055,560 shares of Smith Common Stock reserved for issuance upon exercise of outstanding Smith Options, (iii) 4,010,293 shares of Smith Common Stock reserved for issuance under outstanding Smith Stock Incentive Awards, (iv) no issued or outstanding shares of restricted Smith Common Stock the restrictions on which have not previously lapsed and (v) no issued or outstanding shares of Smith Preferred Stock. All of the issued and outstanding shares of Smith Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 5.3 and except for changes since the close of business on February 19, 2010 resulting from the exercise of employee stock options or settlement of Smith Stock Incentive Awards outstanding on such date or other securities issued as permitted by Section 7.1, there are outstanding (A) no shares of capital stock or other voting securities of Smith, (B) no Smith Options and (C) except for the Smith Rights, (1) no options, warrants or other rights to acquire from Smith any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities or ownership interests in, Smith and (2) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Smith, obligating Smith to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in, Smith or obligating Smith to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (A), (B) and (C) being referred to collectively as “Smith Securities”). Except as required by the terms of any Smith Options outstanding as of the date hereof or issued as permitted by Section 7.1, there are no

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outstanding obligations of Smith or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Smith Securities.

     (b) Except for directors’ qualifying shares, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Smith have been validly issued and are fully paid and nonassessable and are owned by Smith, directly or indirectly, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sales contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (collectively, “Liens”) (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are outstanding (i) no securities of Smith or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Smith, (ii) no options, warrants or other rights to acquire from Smith or any of its Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Smith and (iii) except as provided by Applicable Law, no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Smith, obligating Smith or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Smith or obligating Smith or any Subsidiary of Smith to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i), (ii) and (iii) being referred to collectively as “Smith Subsidiary Securities”). There are no outstanding obligations of Smith or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Smith Subsidiary Securities.

     (c) Except for the capital stock or other voting securities or ownership interests in any Subsidiary of Smith, neither Smith nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any person which is material to Smith and its Subsidiaries taken as a whole.

     (d) No Subsidiary of Smith owns any shares of Smith Common Stock.

     Section 5.4 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Smith Material Adverse Effect:

     (a) Neither Smith nor any of its Subsidiaries is in violation of any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity (collectively, “Applicable Laws”), and no claim is pending or, to the knowledge of Smith, threatened with respect to any such matters.

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     (b) Smith and each Subsidiary of Smith hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the conduct of their respective businesses (the “Smith Permits”). All Smith Permits are in full force and effect and there exists no default thereunder or breach thereof, and Smith has no notice or knowledge that such Smith Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has given, or to the knowledge of Smith, threatened to give, any action to terminate, cancel or reform any Smith Permit.

     (c) Smith and each Subsidiary of Smith possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its and its Subsidiaries’ assets. There exists no default or breach with respect to, and no person or Governmental Entity has taken or, to the knowledge of Smith, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization.

This section does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters, or the Foreign Corrupt Practices Act, which are the subjects of Sections 5.10, 5.11, 5.12, 5.14, 5.15, 5.22 and 5.23, respectively.

Section 5.5 No Conflict.

     (a) The execution, delivery and performance by Smith of this Agreement do not, and the consummation by Smith of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not, (i) subject to receipt of the Smith Stockholder Approval, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Smith, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, termination or cancellation, or in a right of suspension, termination or cancellation of, or give rise to a right of purchase or a right of additional payment under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Smith or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Smith or any of its Subsidiaries under, any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Smith or any of its Subsidiaries is a party, or by which Smith or any of its Subsidiaries or any of their properties or assets is bound or affected, or (iii) subject to the filings and other matters referred to in Section 5.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect.

     (b) Other than those required under or in relation to (i) the DGCL with respect to the filing of the Certificate of Merger, (ii) rules and regulations of the New York Stock

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Exchange, Inc. (the “NYSE”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”) and such applicable competition, antitrust or premerger notification laws of the other jurisdictions set forth in Section 5.5 of the Smith Disclosure Letter, (iv) the Securities Act of 1933, as amended (the “Securities Act”), (v) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vi) state securities or “Blue Sky” laws and (vii) other Governmental Entities having jurisdiction over the Merger set forth in Section 5.5 of the Smith Disclosure Letter ((i) through (vii) collectively, the “Smith Approvals”), neither the execution, delivery or performance by Smith of this Agreement, nor the consummation by Smith of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Entity, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make has not had and would not reasonably be expected to have a Smith Material Adverse Effect.

     Section 5.6 SEC Documents; Financial Statements.

     (a) Smith has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2006 (collectively, the “Smith Reports”) and has made available to Schlumberger each such document it has so filed or furnished, in the form filed with or furnished to the SEC. Smith has made available to Schlumberger copies of all material comment letters from the SEC and Smith’s responses thereto since January 1, 2006 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Smith Reports. No Subsidiary of Smith is required to file any registration statement, prospectus, report, schedule, form, statement or any other document with the SEC. No Subsidiary of Smith is, or since January 1, 2006 has been, subject to any requirement to file periodic reports under the Exchange Act. As of their respective dates (or, if amended, as of the date of such amendment), the Smith Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and complied in all material respects with applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Smith Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Smith Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Smith and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Smith Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Smith and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal year-end audit adjustments which have not been and are not expected to be material), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

     (c) There are no liabilities or obligations of Smith or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed) that would be required to be reflected on, or reserved against in, a balance sheet of Smith or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against on the consolidated balance sheet of Smith or (B) readily apparent in the notes thereto, in each case included in Smith’s annual report on Form 10-K for the year ended December 31, 2008 or Smith’s quarterly report on Form 10-Q for the period ended September 30, 2009, (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2009 or (iii) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect.

     (d) As of February 19, 2010, there was no outstanding indebtedness for borrowed money of Smith or any of its Subsidiaries, other than indebtedness in the amounts identified by instrument in Section 5.6 of the Smith Disclosure Letter, and excluding inter-company indebtedness among Smith and its wholly-owned Subsidiaries.

Section 5.7 Controls and Procedures.

     (a) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Smith has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

     (b) Each of the principal executive officer and the principal financial officer of Smith (or each former principal executive officer and former principal financial officer of Smith, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Smith Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

     (c) Smith has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) disclosed, based on its most recent evaluation and knowledge, to its auditors and the audit committee of the Smith Board (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

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     (d) Smith has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Smith’s management, with the participation of Smith’s principal executive and financial officers, has completed an assessment of the effectiveness of Smith’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2008, and such assessment concluded that such internal controls were effective using the framework specified in Smith’s annual report on Form 10-K for the year ended December 31, 2008. To the knowledge of Smith, there is no reason to believe that its auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (e) No personal loan or other extension of credit by Smith to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 30, 2002.

     Section 5.8 Litigation. There are no (a) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Smith, threatened against Smith or any of its Subsidiaries or their respective assets, or any director, officer or employee of Smith or any of its Subsidiaries or other affiliates, in each case, for whom Smith or any of its Subsidiaries may be liable, or (b) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Smith, threatened before any Governmental Entity or arbitrator against Smith or any of its Subsidiaries or their respective assets, or any director, officer or employee of Smith or any of its Subsidiaries or other affiliates, in each case, for whom Smith or any of its Subsidiaries may be liable, except in the case of either clause (a) or (b), for those that would not, individually or in the aggregate, reasonably be expected to result in a Smith Material Adverse Effect. None of Smith or any of its Subsidiaries or their respective assets, or any director, officer or employee of Smith or any of its Subsidiaries or other affiliates, in each case, for whom Smith or any of its Subsidiaries may be liable, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Smith Material Adverse Effect. This section does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters, or the Foreign Corrupt Practices Act, which are the subjects of Sections 5.10, 5.11, 5.12, 5.14, 5.15, 5.22 and 5.23, respectively.

     Section 5.9 Absence of Certain Changes. Since December 31, 2008, there has not been any Smith Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Smith Material Adverse Effect. Since December 31, 2008 and prior to the execution and delivery hereof, there has not been:

(a) any recapitalization of Smith or any merger or consolidation of Smith or any of its Subsidiaries with any other person (except for any such transactions among

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wholly owned Subsidiaries of Smith that are not obligors or guarantors of third-party indebtedness);

     (b) any acquisition of any business from any other person having a value in excess of $20 million;

     (c) any creation or incurrence of any Liens on any assets used in the businesses of Smith and its Subsidiaries having an aggregate value in excess of $20 million;

     (d) any making of any loan, advance or capital contribution to, or investment in, any person other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Smith and (ii) loans, advances or capital contributions to, or investments in, any other person in an amount not in excess of $20 million in the aggregate;

     (e) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) with respect to any shares of capital stock of Smith or any of its Subsidiaries (except for Smith’s regular quarterly cash dividend and dividends or distributions by any direct or indirect wholly owned Subsidiary of Smith to Smith or any wholly owned Subsidiary of Smith, and except for dividends or distributions by other Subsidiaries of Smith for which the portion of such dividends or distributions not payable to a direct or indirect wholly owned Subsidiary of Smith did not exceed $5 million in value in the aggregate for all such dividends and distributions), or any purchase, repurchase, redemption or other acquisition by Smith or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, Smith or any of its Subsidiaries for consideration in excess of $10 million;

     (f) any issuance of shares of Smith Common Stock or other equity securities of Smith except pursuant to Smith Stock Plans;

     (g) any elections or changes thereto with respect to Taxes by Smith or any of its Subsidiaries or any settlement or compromise by Smith or any of its Subsidiaries of any Tax liability or refund, in each case, that would have, or reasonably be expected to have, an adverse effect on Smith and its Subsidiaries that is material;

     (h) any material change with respect to financial accounting policies, principles or procedures by Smith or any of its Subsidiaries, except for any such change required by changes in GAAP or by Applicable Law;

     (i) any sale, transfer, lease, license, mortgage, pledge or other disposition or encumbrance of any assets of Smith or its Subsidiaries, except for (i) obsolete assets, (ii) sales, transfers, leases, licenses, mortgages, pledges or other dispositions or encumbrances of assets in the ordinary course of business consistent with past practice or for a purchase price not in excess of, or with a fair market value not in excess of, $20 million in any single transaction or series of related transactions, (iii) sales, leases, licenses or other transfers between Smith and its wholly owned Subsidiaries or between

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those Subsidiaries, or (iv) sales of inventory, products and services in the ordinary course of business; or

     (j) any agreement to do any of the foregoing.

Section 5.10 Taxes.

     (a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect:

     (i) (A) all tax returns, statements, reports, declarations, estimates and forms required to be filed with respect to Taxes (“Returns”) by or with respect to Smith or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that includes Smith or any of its Subsidiaries) on or prior to the date hereof have been properly filed on a timely basis with the appropriate Governmental Entities, and (B) all Taxes required to be paid by Smith or any of its Subsidiaries have been duly paid, and all Taxes that Smith or any of its Subsidiaries are obligated to withhold from amounts payable to any employee, creditor, shareholder or other third party have been duly withheld and deposited, in each case in full and on a timely basis, except, in each case of clause (A) and (B), with respect to matters contested in good faith or adequately reserved for, in accordance with GAAP;

     (ii) no audits or other administrative or court proceedings are pending with regard to any Taxes or Returns of Smith or any of its Subsidiaries;

     (iii) no Governmental Entity is asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes of Smith or any of its Subsidiaries which have not been fully paid or finally settled or adequately reserved for, in accordance with GAAP;

     (iv) neither Smith nor any of its Subsidiaries has any liability for Taxes under Treasury Regulation § 1.1502-6 or any similar provision of state, local, or non-U.S. tax law, except for (A) Taxes of the affiliated group of which Smith or any of its Subsidiaries is or was the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. tax law, and (B) Taxes imposed under non-U.S. tax law for which Smith or its Subsidiaries are entitled to indemnification from third parties;

     (v) neither Smith nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Returns of Smith or any of its Subsidiaries;

     (vi) neither Smith nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. tax law that

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affects any Tax liability with respect to the last three years, the current year or any future year;

     (vii) neither Smith nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement;

     (viii) neither Smith nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury regulation §1.6011-4(b);

     (ix) neither Smith nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof;

     (x) to Smith’s knowledge, no claim has been made in the last three years by an authority in a jurisdiction where any of Smith or its Subsidiaries does not file Returns that Smith or any of its Subsidiaries is or may be subject to taxation in that jurisdiction; and

     (xi) no Subsidiary of Smith the fair market value of which represents more than five percent of the aggregate fair market value of the assets of Smith and its Subsidiaries is or has ever been a passive foreign investment company within the meaning of Section 1297 of the Code.

     (b) Without regard to whether it has had or would reasonably be expected to have a Smith Material Adverse Effect, Smith has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.

Section 5.11 Employee Benefit Plans.

     (a) Section 5.11(a) of the Smith Disclosure Letter contains a list of all Smith Benefit Plans that are subject to laws of the United States (each, a “Smith U.S. Benefit Plan” and collectively, the “Smith U.S. Benefit Plans”). Within twenty (20) business days after the date hereof, Smith will provide Schlumberger with a list of all Smith Benefit Plans that are not Smith U.S. Benefit Plans (each, a “Smith Foreign Benefit Plan” and collectively, the “Smith Foreign Benefit Plans”). The term “Smith Benefit Plans” means all material employee benefit plans and other material benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Smith or any of its Subsidiaries, to which Smith or any of its Subsidiaries is a party or is required to provide benefits under Applicable Law. As of the date hereof, there is no unsatisfied liability associated with any terminated Smith Benefit Plan. A true and correct copy of each

Smith U.S. Benefit Plan has been made available to Schlumberger. Within twenty (20) business days after the date hereof, Smith will make available to Schlumberger a true and correct copy of each Smith Foreign Benefit Plan. With respect to each Smith U.S. Benefit Plan, Smith has made available to Schlumberger a true and correct copy of (i) the most recent annual report (Form 5500) filed with the applicable Governmental Entity (with respect to Smith U.S. Benefit Plans for which Form 5500’s are filed), (ii) each such Smith U.S. Benefit Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Smith U.S. Benefit Plan, (iv) the most recent summary plan description or other written explanation of each Smith U.S. Benefit Plan provided to participants, (vi) the most recent actuarial report or valuation relating to a Smith U.S. Benefit Plan subject to Title IV of ERISA, (vii) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service (“IRS”) with respect to any Smith U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, and (ix) all material correspondence with the IRS, the U.S. Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy or with respect to any controversy that has been resolved in the previous three years.

     (b) With respect to each Smith U.S. Benefit Plan, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect:

     (i) all applicable reporting and disclosure requirements have been met;

     (ii) to the extent applicable, such Smith U.S. Benefit Plan complies and has complied with the requirements of ERISA, the Code, other Applicable Law and with the operative documents for each such plan;

     (iii) any Smith U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS;

     (iv) all Smith U.S. Benefit Plans have been maintained and operated in accordance with their terms, and, to the knowledge of Smith, there have been no breaches of fiduciary duty in connection with Smith Benefit Plans;

     (v) there are no pending or, to the knowledge of Smith, threatened claims against or otherwise involving any Smith U.S. Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Smith Benefit Plan activities) is pending against or with respect to any such Smith Benefit Plan;

     (vi) there are no pending audits or investigations by any Governmental Entity involving any Smith U.S. Benefit Plan;

     (vii) all material contributions required to be made as of the date hereof to Smith U.S. Benefit Plans have been made or provided for;

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     (viii) Smith has not engaged in a transaction with respect to any Smith U.S. Benefit Plan for which it would reasonably be expected to be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code;

     (ix) since January 1, 2005, each nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, as of December 31, 2008, each nonqualified deferred compensation plan or arrangement is in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113 or IRS Notice 2010-6 (without material liability to Schlumberger);

     (x) (A) with respect to Smith U.S. Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the date hereof by Smith, any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Smith or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (a “Smith ERISA affiliate”), neither Smith nor any Smith ERISA affiliate has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom which remains unsatisfied, (B) with respect to Smith U.S. Benefits Plans, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (C) with respect to Smith U.S. Benefit Plans, since January 1, 2008, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, and (D) with respect to Smith U.S. Benefit Plans, the minimum funding standards of Section 412 of the Code have been satisfied and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and such plan is not in “at risk” status for the current plan year under Section 430(i) of the Code;

     (xi) all individuals who performed any compensatory services for Smith or any Subsidiary of Smith, whether as an employee, independent contractor or “leased employee” (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding Taxes and eligibility to participate in, and coverage under, any Smith U.S. Benefit Plan; and

     (xii) with respect to each Smith U.S. Benefit Plan which is a group health plan, Smith and each of the Smith ERISA affiliates have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations (including the requirements of the American Recovery and Reinvestment Act of 2009), and (ii) the applicable requirements of the Health Insurance Portability and

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Accountability Act of 1996 and the regulations thereunder, and neither Smith nor any ERISA Affiliate has incurred any liability under Section 4980 of the Code.

     (c) Neither Smith nor any of its Subsidiaries nor any Smith ERISA affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare association” within the meaning of Section 3(40) of ERISA or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

     (d) Except as provided in Section 5.11(d) of the Smith Disclosure Letter, no Smith U.S. Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Smith or any Subsidiary of Smith for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Except as would not have, individually or in the aggregate, a Smith Material Adverse Effect, each Smith U.S. Benefit Plan which provides post-employment medical, surgical, hospitalization, death or similar benefits may be unilaterally amended or terminated by Smith without material liability, except as to claims incurred prior to amendment or termination.

     (e) Except as provided in Section 5.11(e) of the Smith Disclosure Letter, the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of Smith or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Smith Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the incurrence or acceleration of any other obligation related to the Smith Benefit Plans or to any employee, former employee or group of employees or former employees, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

     (f) Section 5.11(f) of the Smith Disclosure Letter contains a list of all funded Smith Benefit Plans with assets containing stock or other securities issued by Smith or any of its Subsidiaries.

     (g) With respect to each Smith Foreign Benefit Plan, except as would not have, individually or in the aggregate, a Smith Material Adverse Effect, (i) each such Smith Foreign Benefit Plan is in material compliance with all Applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such Smith Foreign Benefit Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of Smith and its Subsidiaries, and (iii) each Smith Foreign Benefit Plan is either fully funded or a fully insured plan.

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Section 5.12 Labor Matters.

     (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect, (i) neither Smith nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization and (ii) to the knowledge of Smith, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

     (b) Except for such matters as have not had and would not reasonably be expected to have a Smith Material Adverse Effect, (i) Smith and its Subsidiaries have complied with all Applicable Laws respecting the employment of labor; (ii) neither Smith nor any Subsidiary of Smith has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any violation of any Applicable Law with respect to the employment of individuals by, or the employment practices of, Smith or any Subsidiary of Smith or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges or other employee related complaints against Smith or any Subsidiary of Smith pending or, to the knowledge of Smith, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses.

     Section 5.13 Properties. Except as has not had and as would not reasonably be expected to have a Smith Material Adverse Effect, (a) each of Smith and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it, respectively, in the Smith Reports, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and there are no outstanding options or rights of first refusal to purchase any of such properties or assets or interests therein; (b) all such assets and properties are free and clear of all Liens (other than Permitted Liens); (c) each of Smith and its Subsidiaries has complied with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect; and (d) each of Smith and its Subsidiaries enjoys peaceful and undisturbed possession under all such agreements.

     Section 5.14 Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect:

     (a) Smith and each of its Subsidiaries has been and is in compliance with all orders of any court, Governmental Entity or arbitration board or tribunal applicable to it and any Applicable Law (including common law) related to human health, worker safety, process safety, mine safety, product safety and stewardship, mining activities (including reclamation obligations), use and management of hazardous, toxic or radioactive substances or wastes, the environment, or climate (“Environmental Laws”).

     (b) No judicial or administrative proceedings or governmental investigations or employee or third party claims are pending or, to the knowledge of Smith, threatened in

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writing against Smith or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law.

     (c) Neither Smith nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law that remains unresolved or (ii) entered into any outstanding consent decree or order or is subject to any outstanding order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of or other obligation with respect to any hazardous materials.

     (d) Except as set forth in Section 5.14(d) of the Smith Disclosure Letter, neither Smith nor its Subsidiaries has been named as a defendant in any litigation, or has received written notice of noncompliance, violation, liability or potential liability from any Governmental Entity, based on exposure to asbestos or silica.

     Section 5.15 Intellectual Property. Except as has not had and as would not reasonably be expected to have a Smith Material Adverse Effect, Smith and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, know-how, trade secrets, trademarks, trademark rights, trade names, trade dress, trade name rights, service marks, service mark rights, copyrights, software, domain names, computer programs, technical know-how and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) necessary for the conduct of their respective businesses as currently being conducted. There are no assertions or claims challenging the validity of any Intellectual Property Rights that are reasonably expected to have, individually or in the aggregate, a Smith Material Adverse Effect. No claims are pending or, to the knowledge of Smith, threatened that Smith and its Subsidiaries are infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Rights, except for any such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Smith Material Adverse Effect. To the knowledge of Smith, the conduct of Smith’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with, violate, or infringe any Intellectual Property Rights of a third party, except for any such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Smith Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to Smith or any of its Subsidiaries that is reasonably expected to have, individually or in the aggregate, a Smith Material Adverse Effect.

     Section 5.16 Decrees, Etc. Except for such matters as have not had and would not reasonably be expected to have a Smith Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Entity or any arbitral or other dispute resolution body has been issued or entered against Smith or any of its Subsidiaries that continues to be in effect that affects the ownership or operation of any of their respective assets or that involves an amount greater than $10 million and (b) since December 31, 2006, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Entity has been issued against Smith or any of its Subsidiaries.

     Section 5.17 Insurance. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect, Smith and

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its Subsidiaries maintain insurance policies, including with respect to fire, liability, workers’ compensation, and title insurance, containing coverages in such amounts and against such losses as are customary in the industries in which Smith and its Subsidiaries operate on the date hereof. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect, all such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, and (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been (or, if not yet due as of the date hereof, will prior to the Closing Date be) paid.

     Section 5.18 No Brokers. Smith has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Smith, Schlumberger or their respective affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, except that Smith has retained UBS Securities LLC as its financial advisor, the arrangements with which have been disclosed to Schlumberger prior to the date hereof.

     Section 5.19 Schlumberger Stock Ownership. Neither Smith nor any of its Subsidiaries owns any shares of capital stock of Schlumberger or any other securities convertible into or otherwise exercisable for shares of capital stock of Schlumberger.

     Section 5.20 Vote Required. The only vote of the holders of any class or series of Smith capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement (including the Merger) is the affirmative vote of the holders of at least a majority of the outstanding shares of Smith Common Stock (such approval being referred to as the “Smith Stockholder Approval”).

     Section 5.21 Certain Contracts.

     (a) Except as set forth in Section 5.21 of the Smith Disclosure Letter, neither Smith nor any of its Subsidiaries is a party to or bound by:

     (i) any lease of real or personal property providing for annual rentals of $5 million or more;

     (ii) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Smith and its Subsidiaries, taken as a whole, or in which Smith or any of its Subsidiaries owns any interest valued at more than $10 million;

     (iii) any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (each, a “Contract”) (other than among direct or indirect wholly owned Subsidiaries of Smith) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10 million;

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     (iv) any executory Contract relating to the disposition or acquisition of material assets not in the ordinary course of business;

     (v) any Contract that would be required to be filed as an exhibit to any Smith Report as of the date of this Agreement pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act;

     (vi) any agreement or covenant restricting in any material respect the research, development, distribution, sale, supply, license or manufacturing of material products or services, or any agreement or covenant requiring Smith or any of its Subsidiaries to grant an exclusive right to a third party for the research, development, distribution, sale, supply, license or manufacturing of any material product or service;

     (vii) any noncompetition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which Smith or its Subsidiaries (or, after the Effective Time, Schlumberger or its affiliates) may engage or the manner in which any of them may so engage in any business or (B) would reasonably be expected to require the disposition of any material assets or line of business of Smith or its Subsidiaries or, after the Effective Time, Schlumberger or its affiliates;

     (viii) any Contract (other than (A) a Contract with respect to compensation or similar arrangements not involving an officer of Smith for purposes of Section 16 of the Exchange Act and (B) any Contract entered into in the ordinary course of business consistent with past practice) between Smith or any of its Subsidiaries and any director or officer of Smith or any person beneficially owning, as of the date hereof, 5% or more of the outstanding shares of Smith Common Stock;

     (ix) any Contract that prohibits the payment of dividends or distributions in respect of capital stock of Smith, prohibits the pledging of the capital stock of Smith or any of its Subsidiaries or prohibits the issuance of guarantees by Smith or any of its Subsidiaries;

     (x) any agreement or covenant containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Smith or any of its Subsidiaries;

     (xi) any Contract that contains a put, call or similar right pursuant to which Smith or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $10 million (the Contracts described in clauses (i)–(xi), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

     (b) A true and complete copy of each Material Contract has previously been delivered or made available to Schlumberger (subject to applicable confidentiality restrictions).

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Except as would not reasonably be expected to have a Smith Material Adverse Effect, each such contract is a valid and binding agreement of Smith or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither Smith nor any of its Subsidiaries nor, to the knowledge of Smith, any other party thereto is in default or breach under the terms of any such Material Contract.

     Section 5.22 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Smith Material Adverse Effect:

     (a) Smith and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under Applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and by the U.S. Nuclear Regulatory Commission, and any similar rules or regulations of the European Union or other jurisdiction. To the knowledge of Smith, neither Smith, nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any law, regulation, rule, or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

     (b) Smith and its affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with Applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

     (c) No civil or criminal penalties have been imposed on Smith or any of its affiliates with respect to violations of Applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the U.S. Government or any other Governmental Entity.

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     (d) To Smith’s knowledge, Smith and its affiliates have not been since January 1, 2006 and, to the knowledge of Smith, are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any Applicable Laws relating to export controls or trade sanctions.

     (e) Neither the U.S. Government nor any other Governmental Entity has notified Smith or any of its affiliates in writing since January 1, 2006 of any actual or alleged violation or breach of any Applicable Laws relating to export controls or trade sanctions.

     (f) To Smith’s knowledge, none of Smith or its affiliates has undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to Smith’s or any of its affiliates’ export activity that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity.

     Section 5.23 Foreign Corrupt Practices Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Smith Material Adverse Effect:

     (a) Smith and its affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Smith nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (B) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Smith in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage. For the purposes of this Agreement, “Foreign Government Official” means (i) any officer or employee of a non-U.S. Governmental Entity or any public international organization; (ii) any person acting in an official capacity for or on behalf of a non-U.S. Governmental Entity or any public international organization; (iii) any candidate for foreign political office; or (iv) any foreign political party or official thereof.

     (b) Smith and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

     (c) No civil or criminal penalties have been imposed on Smith or any of its affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable

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anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

     (d) To Smith’s knowledge, Smith and its affiliates have not been since January 1, 2006 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Neither Smith nor any of its affiliates are participating in any investigation by a Governmental Entity relating to alleged violations by Smith or its affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

     (e) Neither the U.S. Government nor any other Governmental Entity has notified Smith or any of its affiliates in writing since January 1, 2006 of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery law.

     Section 5.24 Stockholder Rights Agreement. The Smith Board has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and to cause the Smith Rights to expire at or immediately prior to the Effective Time, and neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Smith Rights to become exercisable by the holders thereof.

     Section 5.25 Charter Provisions; Takeover Laws. Smith has taken all action necessary to render the restrictions on business combinations set forth in Article Thirteenth of Smith’s certificate of incorporation inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation (including Section 203 of the DGCL) is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

     Section 5.26 Tax Treatment. Neither Smith nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that would (i) prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) cause the stockholders of Smith, other than any such stockholder that would be a “five-percent transferee shareholder” of Schlumberger (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger, to recognize gain pursuant to Section 367(a) of the Code.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES
OF SCHLUMBERGER AND MERGER SUB

     Except (i) as set forth in the disclosure letter delivered to Smith by Schlumberger at or prior to the execution hereof (the “Schlumberger Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 10.10, or (ii) as disclosed in the Schlumberger Reports filed after December 31, 2008 and prior to the date hereof (excluding any disclosures in such Schlumberger Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature), each of Schlumberger and Merger Sub represents and warrants to Smith that:

     Section 6.1 Organization; Good Standing and Qualification. Each of Schlumberger and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Schlumberger has made available to Smith true and correct copies of the articles of incorporation and bylaws of Schlumberger and the certificate of incorporation and bylaws of Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

     Section 6.2 Authorization, Validity and Enforceability.

     (a) Each of Schlumberger and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by each of Schlumberger and Merger Sub, and the consummation by each of Schlumberger and Merger Sub of the transactions contemplated by this Agreement, including the Merger and the issuance by Schlumberger of shares of Schlumberger Common Stock as described in this Agreement, have been duly authorized by all requisite corporate action on behalf of Schlumberger and Merger Sub. This Agreement has been duly executed and delivered by each of Schlumberger and Merger Sub and constitutes the valid and legally binding obligation of each of Schlumberger and Merger Sub, enforceable against each of Schlumberger and Merger Sub in accordance with its terms.

     (b) The Board of Directors of Schlumberger, at a meeting duly called and held on or prior to the date hereof, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the issuance by Schlumberger of shares of Schlumberger Common Stock as described in this Agreement. The Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are advisable and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger).

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     Section 6.3 Capitalization. Schlumberger may issue up to 3,000,000,000 shares of Schlumberger Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share (“Schlumberger Preferred Stock”). As of February 17, 2010, there were (a) 1,195,634,383 outstanding shares of Schlumberger Common Stock and 138,577,781 shares of Schlumberger Common Stock held in the treasury of Schlumberger, (b) 47,286,379 shares of Schlumberger Common Stock are reserved for issuance under employee benefits or stock and incentive plans of Schlumberger, and (c) no issued or outstanding shares of Schlumberger Preferred Stock. All of the issued and outstanding shares of Schlumberger Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of February 17, 2010, there was $307.1 million aggregate principal amount of Schlumberger’s 2.125% Series B Convertible Debentures due June 1, 2023 outstanding and 7,676,925 shares of Schlumberger Common Stock reserved for issuance thereunder. The shares of Schlumberger Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized and validly issued and will be fully paid and nonassessable. Except (i) as set forth in this Section 6.3, (ii) for changes since the close of business on February 17, 2010 resulting from the exercise of employee stock options outstanding on such date or (iii) Schlumberger’s 2.125% Series B Convertible Debentures due June 1, 2023, there are outstanding (A) no shares of capital stock, other voting securities or other ownership interests in Schlumberger and (B) (1) no options, warrants or other rights to acquire from Schlumberger any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, capital stock, voting securities or ownership interests in, Schlumberger and (2) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Schlumberger, obligating Schlumberger to issue, transfer or sell any capital stock, voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in, Schlumberger or obligating Schlumberger to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (A) and (B) being referred to collectively as “Schlumberger Securities”). Except as required by the terms of any employee stock options or other stock-based awards or Schlumberger’s 2.125% Series B Convertible Debentures due June 1, 2023, there are no outstanding obligations of Schlumberger or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Schlumberger Securities. All of the outstanding common stock of Merger Sub is owned by Schlumberger, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such common stock).

Section 6.4 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect:

     (a) Neither Schlumberger nor any of its Subsidiaries is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Schlumberger, threatened with respect to any such matters.

     (b) Schlumberger and each Subsidiary of Schlumberger hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the conduct of their respective businesses (the

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“Schlumberger Permits”). All Schlumberger Permits are in full force and effect and there exists no default thereunder or breach thereof, and Schlumberger has no notice or knowledge that such Schlumberger Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has given, or to the knowledge of Schlumberger, threatened to give, any action to terminate, cancel or reform any Schlumberger Permit.

     (c) Schlumberger and each Subsidiary of Schlumberger possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its and its Subsidiaries’ assets. There exists no default or breach with respect to, and no person or Governmental Entity has taken or, to the knowledge of Schlumberger, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization.

This section does not relate to export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Sections 6.12 and 6.13, respectively.

Section 6.5 No Conflict.

     (a) The execution, delivery and performance by Schlumberger and Merger Sub of this Agreement does not, and the consummation by Schlumberger and Merger Sub of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not, (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Schlumberger or the certificate of incorporation or bylaws of Merger Sub, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, termination or cancellation, or in a right of suspension, termination or cancellation of, or give rise to a right of purchase or a right of additional payment under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Schlumberger or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Schlumberger or any of its Subsidiaries under, any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Schlumberger or any of its Subsidiaries is a party, or by which Schlumberger or any of its Subsidiaries or any of their properties or assets is bound or affected, or (iii) subject to the filings and other matters referred to in Section 6.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Schlumberger Material Adverse Effect.

     (b) Other than those required under or in relation to (i) the DGCL with respect to the filing of the Certificate of Merger, (ii) rules and regulations of the NYSE, (iii) the HSR Act, the EC Merger Regulation and such applicable competition, antitrust or premerger notification laws of the other jurisdictions set forth in Section 6.5 of the Schlumberger

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Disclosure Letter, (iv) the Securities Act, (v) the Exchange Act, (vi) state securities or “Blue Sky” laws and (vii) other Governmental Entities having jurisdiction over the Merger set forth in Section 6.5 of the Schlumberger Disclosure Letter ((i) through (vii) collectively, the “Schlumberger Approvals”), neither the execution, delivery or performance by Schlumberger and Merger Sub of this Agreement, nor the consummation by Schlumberger and Merger Sub of the other transactions contemplated by this Agreement in accordance with the terms hereof, will require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Entity, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make has not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect.

Section 6.6 SEC Documents; Financial Statements.

     (a) Schlumberger has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the SEC since January 1, 2006 (collectively, the “Schlumberger Reports”) and has made available to Smith each such document it has so filed or furnished, in the form filed with or furnished to the SEC. No Subsidiary of Schlumberger is required to file any registration statement, prospectus, report, schedule, form, statement or any other document with the SEC. No Subsidiary of Schlumberger is, or since January 1, 2006 has been, subject to any requirement to file periodic reports under the Exchange Act. As of their respective dates (or, if amended, as of the date of such amendment), the Schlumberger Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and complied in all material respects with applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Schlumberger Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Schlumberger Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Schlumberger and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Schlumberger Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Schlumberger and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal year-end audit adjustments which have not been and are not expected to be material), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (c) There are no liabilities or obligations of Schlumberger or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed) that would reasonably be required to be reflected on, or reserved against in, a balance sheet of Schlumberger or in the notes thereto prepared in accordance with GAAP, other

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than liabilities or obligations to the extent (i) (A) reflected or reserved against on the consolidated balance sheet of Schlumberger or (B) readily apparent in the notes thereto, in each case included in Schlumberger’s annual report on Form 10-K for the year ended December 31, 2009, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2009 or (iii) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Schlumberger Material Adverse Effect.

Section 6.7 Information Supplied.

     (a) None of the information supplied or to be supplied by Schlumberger for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to Smith stockholders or at the time of the Smith Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Notwithstanding the foregoing provisions of this Section 6.7, no representation or warranty is made by Schlumberger with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Smith for inclusion or incorporation by reference therein.

     Section 6.8 Litigation. There are no (a) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Schlumberger, threatened against Schlumberger or any of its Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger or any of its Subsidiaries or other affiliates, in each case, for whom Schlumberger or any of its Subsidiaries may be liable, or (b) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Schlumberger, threatened before any Governmental Entity or arbitrator against Schlumberger or any of its Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger or any of its Subsidiaries or other affiliates, in each case, for whom Schlumberger or any of its Subsidiaries may be liable, except in the case of either clause (a) or (b), for those that would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect. None of Schlumberger or any of its Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger or any of its Subsidiaries or other affiliates, in each case, for whom Schlumberger or any of its Subsidiaries may be liable, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect. This section does not relate to export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Sections 6.12 and 6.13, respectively.

     Section 6.9 Absence of Certain Changes. Since December 31, 2009, there has not been any Schlumberger Material Adverse Effect or any event, occurrence, change, discovery

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or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect.

     Section 6.10 Smith Stock Ownership. Neither Schlumberger nor any of its Subsidiaries owns any shares of capital stock of Smith or any other securities convertible into or otherwise exercisable for shares of capital stock of Smith.

     Section 6.11 No Vote Required. No vote of the holders of any class or series of Schlumberger capital stock is necessary in connection with the transactions contemplated by this Agreement.

     Section 6.12 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect:

     (a) Schlumberger and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under Applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, OFAC, the U.S. Nuclear Regulatory Commission and any similar rules or regulations of the European Union or other jurisdiction. To the knowledge of Schlumberger, neither Schlumberger, nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

     (b) Schlumberger and its affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with Applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

     (c) No civil or criminal penalties have been imposed on Schlumberger or any of its affiliates with respect to violations of Applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the U.S. Government or any other Governmental Entity.

     (d) To Schlumberger’s knowledge, Schlumberger and its affiliates have not been since January 1, 2006 and, to the knowledge of Schlumberger, are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any Applicable Laws relating to export controls or trade sanctions.

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     (e) Neither the U.S. Government nor any other Governmental Entity has notified Schlumberger or any of its affiliates in writing since January 1, 2006 of any actual or alleged violation or breach of any Applicable Laws relating to export controls or trade sanctions.

     (f) To Schlumberger’s knowledge, none of Schlumberger or its affiliates has undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to Schlumberger’s or any of its affiliates’ export activity that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity.

     Section 6.13 Foreign Corrupt Practices Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect:

     (a) Schlumberger and its affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act and any other applicable anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Schlumberger nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (B) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Schlumberger in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

     (b) Schlumberger and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

     (c) No civil or criminal penalties have been imposed on Schlumberger or any of its affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

     (d) To Schlumberger’s knowledge, Schlumberger and its affiliates have not been since January 1, 2006 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Neither Schlumberger nor any of its affiliates are participating in any investigation by a Governmental Entity relating to alleged

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violations by Schlumberger or its affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

     (e) The U.S. Government has not notified Schlumberger or any of its affiliates in writing since January 1, 2006 of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery law.

     Section 6.14 Tax Treatment. Neither Schlumberger nor any of its affiliates has taken or agreed to take any action or knows of any fact that would (i) prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) cause the stockholders of Smith, other than any such stockholder that would be a “five-percent transferee shareholder” of Schlumberger (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger, to recognize gain pursuant to Section 367(a) of the Code. Schlumberger will satisfy the “active trade or business test” (within the meaning of Treasury Regulation 1.367(a)-3(c)(3)) applicable with respect to the Merger.

     Section 6.15 Status of Merger Sub. Merger Sub was formed solely for the purpose of participating in the Merger and has conducted no activities to date other than in connection with the Merger.

     Section 6.16 Decrees, Etc. Except for such matters as have not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Entity or any arbitral or other dispute resolution body has been issued or entered against Schlumberger or any of its Subsidiaries that continues to be in effect that affects the ownership or operation of any of their respective assets or that involves an amount greater than $25 million and (b) since December 31, 2006, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Entity has been issued against Schlumberger or any of its Subsidiaries.

Section 6.17 Controls and Procedures.

     (a) Since the enactment of the Sarbanes-Oxley Act, Schlumberger has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

     (b) Each of the principal executive officer and the principal financial officer of Schlumberger (or each former principal executive officer and former principal financial officer of Schlumberger, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Schlumberger Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

     (c) Schlumberger has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) disclosed, based on its most recent evaluation and knowledge,

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to its auditors and the audit committee of the Schlumberger Board (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

     (d) Schlumberger has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Schlumberger’s management, with the participation of Schlumberger’s principal executive and financial officers, has completed an assessment of the effectiveness of Schlumberger’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such internal controls were effective using the framework specified in Schlumberger’s annual report on Form 10-K for the year ended December 31, 2009. To the knowledge of Schlumberger, there is no reason to believe that its auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (e) No personal loan or other extension of credit by Schlumberger to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 30, 2002.

ARTICLE 7 COVENANTS

Section 7.1 Conduct of Business.

     (a) Smith covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, unless Schlumberger shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated by this Agreement or as required by Applicable Law, the business of Smith and its Subsidiaries shall be conducted in the ordinary course of business and, to the extent consistent therewith, Smith and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Smith and its Subsidiaries; provided that no action by Smith or its Subsidiaries with respect to matters specifically addressed by Section 7.1(b) shall be deemed to be a breach of this sentence unless such action would constitute a breach of Section 7.1(b).

     (b) From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Schlumberger may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as set forth in Section 7.1 of the Smith Disclosure Letter, or (D) as required by Applicable Law, Smith will not and will not permit any of its Subsidiaries to:

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     (i) adopt any change in, or waive any provision of, its certificate of incorporation or bylaws or other applicable governing instruments, or adopt any change in, or waive any provision of, the Rights Agreement;

     (ii) merge or consolidate Smith or any of its Subsidiaries with any other person, except as permitted under Section 7.1(b)(viii) and except for any such transactions among wholly owned Subsidiaries of Smith that are not obligors or guarantors of third-party indebtedness;

     (iii) (1) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of Smith or any Subsidiary or any options, warrants, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of Smith or any Subsidiary, other than issuances of shares of Smith Common Stock upon exercise of Smith Options outstanding on the date of this Agreement and except as permitted under Section 7.1(b)(iv); or (2) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (x) the cashless exercise of Smith Options in accordance with the Smith Stock Plans, (y) the settlement of Smith Stock Incentive Awards or Smith Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Smith Stock Plans, or (z) equity compensation grants permitted by Section 7.1(b)(iv);

     (iv) except to the extent required under any Smith Benefit Plan as in effect on the date of this Agreement or as required by Applicable Law, (1) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with employees who are not parties to a change in control agreement, it being understood that this clause does not limit payment of annual bonuses or grants of equity compensation awards in the ordinary course of business to employees who are party to a change of control agreement), (2) grant any severance or termination pay, other than nominal severance to terminated employees, except in the ordinary course of business consistent with past practice, (3) make any new equity awards to any director, officer or employee, except in the ordinary course of business consistent with past practice, which equity awards (x) shall provide that the consummation of the transactions contemplated by this Agreement will not result in a change-in-control acceleration (but, except as set forth on Schedule 7.1(b)(iv)(3) of the Smith Disclosure Letter, may provide for an acceleration of vesting upon a severance-qualifying termination of employment subsequent to such consummation but prior to the applicable vesting date, and may, in the case of awards with performance vesting conditions, provide for a conversion upon such consummation solely into time-vesting at the target level) and (y) shall not be made in the form of shares of restricted Smith Common Stock, (4) enter into or amend any employment, consulting, change-in-control or severance agreement or arrangement with any of its present, former or future directors, executive officers, or employees, except as necessary to effectuate the provisions of this Agreement or, except with respect to employees party to a change of control agreement or their direct reports, in the ordinary course of business (5) establish, adopt, enter into, freeze or amend in any material respect or terminate any Smith Benefit Plan or take any action to accelerate entitlement to benefits under any Smith Benefit Plan, in each such case, except as otherwise permitted pursuant to clauses (1), (2), (3) or (4) of this paragraph or as necessary to effectuate the provisions of this Agreement, provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (6) make any contribution to any Smith Benefit Plan, other than contributions required by Applicable Law or in the ordinary course of business consistent with past practice, (7) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Smith Benefit Plan, except as required by the terms of the Smith Benefit Plans as in effect on the date hereof or as necessary to effectuate the provisions of this Agreement, (8) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change-in-control agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement, (9) terminate the employment of any holder of a change-in-control agreement other than for “cause” (within the meaning of such agreement); and (10) execute or amend any collective bargaining agreement with any labor organization except in the ordinary course of business;

     (v) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of beneficial interest or shares of any class of capital stock or other equity interests of Smith or any of its Subsidiaries, except for (1) dividends by any direct or indirect Subsidiary only to Smith or any wholly owned Subsidiary of Smith in the ordinary course of business consistent with past practice, (2) pro rata dividends by any Subsidiary of Smith included in the Joint Venture, or (3) regular quarterly dividends on shares of Smith Common Stock (but not to exceed $0.12 per share for each regular quarterly dividend) with declaration, record and payment dates reasonably consistent with Smith’s past practice for the comparable quarter, it being agreed that declarations of dividends between the date hereof and the consummation of the Merger will provide that such dividend is not payable if the Merger is consummated prior to the relevant record date, (4) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, or (5) dividends or distributions consistent with past practice with respect to the Subsidiaries that are listed in Section 7.1(b)(v) of the Smith Disclosure Letter;

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     (vi) redeem, purchase or otherwise acquire, directly or indirectly, any of Smith’s or any of its Subsidiaries’ capital stock, or make any commitment for any such action other than pursuant to the Smith Stock Plans and the expiration of Smith Rights as contemplated by Section 7.14 and other than transactions between Smith and its wholly-owned Subsidiaries and transactions among Smith’s wholly-owned Subsidiaries;

     (vii) sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of Smith or its Subsidiaries (including capital stock of Subsidiaries), except for (1) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $10 million in respect of any one asset or property and not in excess of $50 million in the aggregate in 2010 and $25 million in the aggregate in 2011, (2) sales of surplus or obsolete equipment, (3) sales, leases, licenses or other transfers between Smith and its wholly owned Subsidiaries or between those Subsidiaries, or (4) sales of inventory, products and services and recognition of “lost-in-hole” products in the ordinary course of business consistent with past practice;

     (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case (1) for consideration in excess of $30 million in respect of any one acquisition or for aggregate consideration for all such acquisitions in excess of $100 million in 2010 and $30 million in the aggregate in 2011 or (2) where a filing under the HSR Act or any non-U.S. competition, antitrust or premerger notification laws is required;

     (ix) enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other person (other than Smith or any wholly owned Subsidiary of Smith) other than in the ordinary course of business consistent with past practice in an amount not exceeding $20 million individually or $50 million in the aggregate in 2010 and $15 million in the aggregate in 2011;

     (x) sell, transfer or license to any person, covenant not to sue regarding, or adversely amend or modify any rights (1) to any material Intellectual Property Rights of Smith or any of its Subsidiaries or (2) distribute, license or co-promote products or services (including products or services under development) of Smith or any of its Subsidiaries or products or services (including products or services under development) licensed by Smith or any of its Subsidiaries;

     (xi) make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by Applicable Law;

     (xii) except to the extent required by Applicable Law, (A) make or rescind any election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy (including by entering into any closing agreement) (each, a “Proceeding”), relating to Taxes for an amount that exceeds the amount reserved, in accordance with GAAP, with respect thereto, (C) change any of its methods of reporting any item for Tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, (D) change any annual tax accounting period, (E) surrender any right to claim any Tax refund, or (F) file any amended tax return, in each case of clauses (A) through (F), if such action would have an adverse effect on Smith and its Subsidiaries that is material;

     (xiii) settle or compromise any Proceeding, enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims for amounts (net of any reasonably expected insurance or indemnification proceeds) greater than $5 million individually or $25 million in the aggregate in 2010 and $12.5 million in the aggregate in 2011;

     (xiv) create, incur or assume any Debt or guarantee any Debt of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Smith or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (1) indebtedness for borrowed money incurred under Smith’s existing credit facility, working capital facilities, or other existing similar lines of credit in the ordinary course of business, (2) other Debt not to exceed $50 million in the aggregate in 2010 and $25 million in the aggregate in 2011, and (3) intercompany Debt among Smith and its Subsidiaries in the ordinary course of business consistent with past practice;

     (xv) repurchase, repay, defease or pre-pay any Debt, except (1) repayments in the ordinary course of business, (2) repayments of mortgage indebtedness secured by one or more real property assets of Smith or any of its Subsidiaries in accordance with their terms, as such loans become due and payable or payment of Debt in accordance with its terms or (3) repayments of indebtedness by a Subsidiary of Smith to Smith or its wholly-owned Subsidiaries; or (except with respect any Proceeding) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

     (xvi) mortgage or pledge, or suffer to exist any Liens (other than Permitted Liens) on, any material asset or property, other than sales of assets or properties, and at or above the price, identified in Section 7.1(b)(xvi) of the Smith Disclosure Letter;

     (xvii) except for capital expenditures for items and in the amounts (other than immaterial changes) set forth in the capital budget included in Section 7.1(b)(xvii) of the Smith Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $25 million in the aggregate in 2010 and $12.5 million in the aggregate in 2011;

     (xviii) other than in the ordinary course of business consistent with past practice, (1) modify, amend or terminate or waive any rights under any Material Contract, (2) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to Smith and its Subsidiaries or (3) enter into any new agreement that would have been a contract specified in paragraphs (vi), (vii), (ix) (unless permitted by Section 7.1(b)(xiv) or by Section 7.1(b)(xvi)) or (x) of Section 5.21 if it were entered into at or prior to the date hereof;

     (xix) enter into, renew or extend any agreements or arrangements that limit or otherwise restrict Smith or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would reasonably be expected to, after the Effective Time, limit or restrict Schlumberger or any of its affiliates (including the Surviving Entity) or any successor thereto, from engaging or competing in any line of business or in any geographic area during any period;

     (xx) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Smith or any of its Subsidiaries;

     (xxi) (1) adjust, reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interest of Smith or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Smith or any of its Subsidiaries (except for any adjustment, reclassifications, stock splits, repurchases, redemptions or other acquisitions by Smith or any of its wholly owned Subsidiaries of capital stock or equity interests of wholly owned Subsidiaries of Smith), or (2) purchase or otherwise acquire, directly or indirectly, any of the capital stock of Schlumberger or securities convertible or exchangeable into or exercisable for any shares of capital stock of Schlumberger;

     (xxii) release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which Smith or any of its Subsidiaries is a party or take any action to exempt any person other than Merger Sub and its affiliates from the restrictions on “business combinations” contained in Section 203 of the DGCL or the effects set forth in the Rights Agreement;

     (xxiii) take any action that would, or would reasonably be expected to, (1) result in the failure of a condition set forth in Section 8.1 or Section 8.3, or (2) prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement;

     (xxiv) take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Entity or the expiration of any waiting period under applicable antitrust laws required to consummate the transactions contemplated by this Agreement; or

(xxv) agree or commit to do any of the foregoing.

     (c) From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Smith may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as set forth in Section 7.1 of the Schlumberger Disclosure Letter, or (D) as required by Applicable Law, Schlumberger and Merger Sub will not and will not permit any of their respective Subsidiaries to:

     (i) adopt or propose any change in, or waive any provision of, Schlumberger’s articles of incorporation or bylaws or other applicable governing instruments, except for such changes or waivers as would not disproportionately adversely affect a holder of Smith Common Stock relative to a holder of Schlumberger Common Stock or delay or impede the Merger or the other transactions contemplated by this Agreement;

     (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case where a filing under the HSR Act or any non-U.S. competition, antitrust or premerger notification laws is required and would reasonably be expected to prevent or materially delay the consummation of the Merger by the Termination Date;

     (iii) except in each case as would not disproportionately adversely affect a holder of Smith Common Stock relative to a holder of Schlumberger Common Stock or delay or impede the Merger or the other transactions contemplated by this Agreement, adjust, reclassify, split, combine, subdivide or redeem, directly or indirectly, any shares of capital stock or other equity interest of Schlumberger or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Schlumberger, or adopt or implement a plan of complete or partial liquidation, dissolutions, restructuring, recapitalization or other reorganization of Schlumberger;

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     (iv) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to shares of Schlumberger Common Stock, except for (1) regular quarterly dividends on shares of Schlumberger’s Common Stock with declaration, record and payment dates reasonably consistent with Schlumberger’s past practice for the comparable quarter or (2) dividends of equity interests or property for which an adjustment to the Exchange Ratio has been effected pursuant to Section 4.3;

     (v) take any action that would, or would reasonably be expected to, (A) result in the failure of any condition set forth in Article 8, or (B) prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement;

     (vi) take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Entity or the expiration of any waiting period under applicable antitrust laws required to consummate the transactions contemplated by this Agreement; or

      (vii) agree or commit to do any of the foregoing.

     Section 7.2 Smith Stockholders Meeting. As promptly as reasonably practicable after the registration statement on Form S-4 to be filed with the SEC by Schlumberger in connection with the issuance of shares of Schlumberger Common Stock in the Merger (with any amendments or supplements thereto, the “Form S-4”) is declared effective under the Securities Act, Smith shall (i) duly call and give notice of a meeting of its stockholders (the “Smith Stockholders Meeting”) for the purpose of obtaining the Smith Stockholder Approval, (ii) use its reasonable best efforts to cause the proxy materials to be included in and constituting part of the Form S-4 (with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) to be mailed to Smith’s stockholders as soon as practicable after the Form S-4 is declared effective under the Securities Act, (iii) include the Smith Recommendation in the Proxy Statement/Prospectus; provided, however, that the Smith Board shall not be required to make such Smith Recommendation to the extent that the Smith Board has complied with the requirements of Section 7.3(b), and (iv) convene and hold the Smith Stockholders Meeting for the purpose of obtaining the Smith Stockholder Approval. Smith shall otherwise coordinate and cooperate with Schlumberger and its affiliates with respect to the timing of the Smith Stockholders Meeting and will otherwise comply with all legal requirements applicable to the Smith Stockholders Meeting.

Section 7.3 No Solicitation.

     (a) Smith shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, advisors, agents and other representatives (with respect to any person, the foregoing persons are referred to herein as such person’s “Representatives”) not to, directly or indirectly, (i) take any action to solicit, initiate,

44

knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal (including by amending, or granting any waiver under, the Rights Agreement, as applicable) or any inquiry with respect thereto, or engage in, continue or otherwise participate in discussions or negotiations with any person with respect thereto (except to notify such person of the existence of the provisions of this Section 7.3), (ii) furnish any nonpublic information or afford access to properties, books or records to any person that has made or, to the knowledge of Smith, is considering making, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement or stock exchange, or option agreement, relating to an Acquisition Proposal (other than confidentiality agreements contemplated by this Section 7.3), or (iv) propose publicly or agree to do any of the foregoing.

     Notwithstanding the foregoing, prior to (but not after) the date of the Smith Stockholder Approval, Smith may, directly or indirectly through its Representatives (A) furnish information and access, but only in response to a written request for information or access, to any person making an Acquisition Proposal to the Smith Board after the date hereof which was not solicited, initiated, knowingly encouraged or knowingly facilitated by Smith or any of its affiliates or any Representative of Smith or any of its Subsidiaries on or after the date hereof and (B) may participate in discussions and negotiate with such person concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (i) Smith has not breached this Section 7.3(a) in any material respect with respect to such Acquisition Proposal, (ii) the Smith Board concludes in good faith, after receipt of the advice of a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, and (iii) Smith receives from the person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Acquisition Proposal) in all material respects (x) no less favorable to Smith and (y) no less restrictive to the person making such Acquisition Proposal than those contained in the Confidentiality Agreement dated April 14, 2009 between Schlumberger and Smith (the “Confidentiality Agreement”) and any information provided to such person has previously been provided to Schlumberger or is provided to Schlumberger concurrently with its provision to such person.

     (b) Except as expressly permitted by this Section 7.3(b), the Smith Board shall recommend approval and adoption of this Agreement and the Merger by Smith’s stockholders, and unless permitted by this Section 7.3(b), neither the Smith Board nor any committee thereof shall (i) fail to make, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to Schlumberger or its affiliates, the approval of this Agreement, the Merger or the Smith Recommendation, except for notice provided to Schlumberger with respect to such Acquisition Proposal and Smith’s views thereof prior to any definitive Change in Recommendation (any of the foregoing, a “Change in Recommendation”) or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal. For purposes of this Agreement, a Change in Recommendation shall include any approval, endorsement or recommendation (or public proposal to approve, endorse or recommend), by the Smith Board or any committee thereof of an Acquisition Proposal, but shall not include any notice provided to Schlumberger with respect to

45

such Acquisition Proposal and Smith’s views thereof prior to any definitive Change in Recommendation.

     Notwithstanding the foregoing, the Smith Board shall be permitted not to recommend to Smith’s stockholders that they give the Smith Stockholder Approval, to withhold, withdraw, modify or qualify, or propose to publicly withhold, withdraw, modify or qualify, in a manner adverse to Schlumberger or its affiliates the Smith Recommendation, or to approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, only if and to the extent that all of the following conditions are met: (i) the Smith Stockholder Approval has not been obtained; (ii) the Smith Board determines in good faith, after consulting with outside legal counsel, that failure to so withhold, withdraw, modify or qualify the Smith Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under Applicable Law; and (iii) before taking any such action, Smith promptly gives Schlumberger three business days written notice advising Schlumberger of the decision of the Smith Board to take such action provided, however, that notwithstanding any Change in Recommendation, unless this Agreement is terminated in accordance with the terms hereof, Smith shall nevertheless submit this Agreement and the Merger to the stockholders of Smith for the purpose of obtaining the Smith Stockholder Approval at the Smith Stockholders Meeting and nothing contained herein shall be deemed to relieve Smith of such obligation, unless Schlumberger otherwise directs Smith in writing or this Agreement shall have been terminated in accordance with its terms prior to the Smith Stockholders Meeting. In addition, notwithstanding the foregoing, Smith may terminate this Agreement, upon payment of the Smith Termination Fee in accordance with Section 9.5(a), in order to enter into any agreement, understanding or arrangement providing for an Acquisition Proposal if all of the following conditions are met: (x) the Smith Stockholder Approval has not been obtained, (y) Smith gives Schlumberger written notice at least three business days prior to taking such action, which notice advises Schlumberger of the intention of the Smith Board to take such action and such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the person making such Acquisition Proposal (provided that if there are any subsequent changes in the financial terms of such proposal, Smith will not take any such action prior to the second business day following a subsequent notice to Schlumberger of such changes) (it being understood that there may be multiple extensions); and (z) the Smith Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and does not revoke such determination notwithstanding any revisions to the terms of the Merger or this Agreement proposed by Schlumberger after being notified pursuant to clause (y).

     (c) In the event Smith receives an Acquisition Proposal, or any request for nonpublic information relating to Smith or any Subsidiary of Smith or for access to the properties, books or records of Smith or any Subsidiary of Smith by any person that has made or, to the knowledge of Smith, would reasonably be expected to make, an Acquisition Proposal, Smith will (i) as promptly as practicable (and in no event later than 24 hours after receipt of any Acquisition Proposal or request) notify (which notice shall be provided orally and confirmed in writing and shall identify the person making such Acquisition Proposal or request and set forth the material terms thereof, to the extent known) Schlumberger thereof and (ii) will keep Schlumberger reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal or request.

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     (d) Subject to Schlumberger’s rights under Article 9, nothing in this Section 7.3 shall prohibit the Smith Board from taking and disclosing to Smith’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other Applicable Law, if the Smith Board, after consultation with outside legal counsel, determines in good faith that the failure to so disclose such position would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary obligations to Smith’s stockholders under Applicable Law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Smith Board reaffirms the Smith Recommendation in such disclosure.

     (e) Smith (i) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and (ii) shall promptly request each person, if any, that has executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries.

     (f) For purposes of this Agreement:

     “Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of Smith or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income or assets of Smith and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Smith, (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of Smith, (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Smith or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Smith and its Subsidiaries, taken as a whole, or (v) the declaration or payment of an extraordinary dividend (whether in cash or in property) by Smith, other than the transactions contemplated by this Agreement.

     “Superior Proposal” means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Smith Common Stock or all or substantially all of Smith’s and its Subsidiaries’ assets (A) on terms that the Smith Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) are more favorable to Smith and its stockholders than the Merger and the other transactions contemplated hereby and (B) that constitutes a transaction that is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

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     (g) Smith agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.3.

     Section 7.4 Reasonable Best Efforts. Subject to Section 7.2 and Section 7.6, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) the delivery of an officer’s certificate to tax counsel setting forth facts which, in the case of a certificate provided by an officer of Smith, relate to Smith and its Subsidiaries, and, in the case of a certificate provided by an officer of Schlumberger, relate to Schlumberger and its Subsidiaries, and which are relevant to any tax opinion that may be reasonably required in connection with the filing of the Form S-4 or the delivery of the legal opinions described in Sections 8.2(c) and 8.3(b), and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     Section 7.5 Preparation of Proxy Statement/Prospectus.

     (a) As promptly as reasonably practicable following the date hereof, Schlumberger and Smith shall prepare and file with the SEC the Proxy Statement/Prospectus, and Schlumberger shall prepare and file the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Schlumberger’s prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     (b) Each of Schlumberger and Smith shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby.

     (c) Schlumberger and Smith shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement/Prospectus. Schlumberger shall provide Smith with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC, and will promptly provide Smith with a copy of all such filings and communications made with the SEC.

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     (d) Schlumberger shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Schlumberger Common Stock in connection with the Merger, and Smith shall furnish all information concerning Smith and the holders of Smith Common Stock as may be reasonably requested in connection with any such action. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Schlumberger Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

     (e) If at any time prior to the Effective Time any information relating to Schlumberger or Smith, or any of their respective affiliates, officers or directors, should be discovered by Schlumberger or Smith which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the stockholders of Smith.

Section 7.6 Filings, Etc.

     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     (b) Subject to Section 7.6(c) and the other terms and conditions herein provided and without limiting the foregoing, Smith and Schlumberger shall (and shall cause their respective Subsidiaries to):

     (i) make their respective required filings (and filings considered by Schlumberger to be advisable) under the HSR Act, the EC Merger Regulation and any other Regulatory Laws (and shall share equally all filing fees incident

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thereto), which filings shall be made promptly, but in no event later than 10 days after the date hereof with respect to the filing under the HSR Act, and thereafter shall promptly make any other required submissions under the HSR Act or other such laws;

     (ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required (or considered by Schlumberger to be advisable) to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and (B) timely making all such filings;

     (iii) promptly notify each other of any communication concerning this Agreement, the Merger or the other transactions contemplated by this Agreement to that party from any Governmental Entity and consult with and permit the other party to review in advance any proposed communication concerning this Agreement, the Merger or the other transactions contemplated by this Agreement to any Governmental Entity;

     (iv) not agree to participate in any meeting or substantive discussion (including, without limitation, any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Merger) with any Governmental Entity relating to any filings or investigation concerning this Agreement, the Merger or the other transactions contemplated by this Agreement unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend unless the Governmental Entity prohibits such attendance;

     (v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their affiliates or their respective representatives intend to submit to any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other party upon receipt;

     (vi) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to

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any Governmental Entity, including, without limitation, any filings necessary or appropriate under the provisions of Regulatory Laws; and

     (vii) deliver to the other party’s outside counsel complete copies of all documents furnished to any Governmental Entity as part of any filing.

     (c) Schlumberger shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Merger or regulatory filings under applicable Regulatory Law, subject to the provisions of Section 7.6(a), Section 7.6(b), Section 7.6(d) and Section 7.6(e). Smith shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Schlumberger. Smith shall use its reasonable best efforts to provide full and effective support of Schlumberger in all material respects in all such negotiations and discussions to the extent requested by Schlumberger.

     (d) Without limiting the foregoing, Schlumberger and Merger Sub shall take all such action as may be necessary to resolve such objections, if any, that the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires Schlumberger, Merger Sub or Smith to take, or cause to be taken, any action with respect to any of the assets, businesses or product lines of Smith or any of its Subsidiaries, or of Schlumberger or any of its Subsidiaries (including the Surviving Entity), or any combination thereof, if such action would exceed the Detriment Limit. For purposes of this Agreement, the “Detriment Limit” would be exceeded if the assets, businesses or product lines required to be divested or held separate in order to obtain actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities under Regulatory Laws includes assets, business or product lines other than (i) the assets, businesses and product lines acquired by Smith in connection with its acquisition of W-H Energy Services, Inc. or corresponding assets, businesses or product lines of Schlumberger or its Subsidiaries overlapping with the assets, businesses or product lines acquired by Smith in connection with its acquisition of W-H Energy Services, Inc., and (ii) other assets, businesses and product lines accounting for not more than $190 million of revenue of either Schlumberger or Smith for the 12 months ending December 31, 2009, excluding from such calculation (A) assets, businesses or product lines described in clause (i) of this Section 7.6(d), and (B) assets, businesses or product lines of the Wilson business unit of Smith (which assets, businesses or product lines may be required to be divested or held separate and if so will not be deemed to exceed the Detriment Limit). If requested by Schlumberger, Smith will agree to any action contemplated by this Section 7.6(b), provided that any such agreement or action is conditioned on the consummation of the Merger. The parties

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agree that the calculation of revenue shall be measured by reference to the lowest such revenue of Schlumberger or Smith for each such overlapping asset, business or product line so required to be divested, regardless of which asset, business or product line Schlumberger actually divests. The foregoing agreement in this section is made solely to facilitate the closing of the Merger and does not constitute a representation or admission that the Merger, if consummated without any modification, would violate any Regulatory Laws or that agreeing to the divestitures, hold separate conditions or other restrictions permitted herein or suggested by any person or authority acting under any Regulatory Law would not be harmful to the parties.

     (e) Notwithstanding anything in this Agreement to the contrary, Schlumberger shall have the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Schlumberger or Smith and shall have the obligation to defend litigation instituted by such Governmental Entity or other person with respect to the legality of the Merger under applicable Regulatory Laws. In the event Schlumberger exercises its rights to oppose through litigation, including any appeals, a request, attempt or demand by any Governmental Entity or other person as provided in the preceding sentence, and (i) such proceedings conclude prior to the Termination Date with a decree, injunction or order restricting or prohibiting the Merger or (ii) no decree, order or injunction has been issued in such proceedings prior to the Termination Date, then Schlumberger shall take such actions, in a timely manner, as are necessary to achieve the clearance or approval of the Governmental Entity or other person prior to the Termination Date, provided that Schlumberger shall not be required to take actions that would exceed the Detriment Limit. If there is no decree, order or injunction restricting or prohibiting the Merger, but the decision of a Governmental Entity in litigation contemplated by this Section 7.6(e) is under appeal, Schlumberger shall have the right to elect, and Smith shall have the obligation upon such election by Schlumberger, to proceed to close the Merger if the other conditions to Closing have been satisfied.

     (f) For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

     Section 7.7 Listing Application. Schlumberger shall use its reasonable best efforts to cause the shares of Schlumberger Common Stock to be issued in the Merger and the shares of Schlumberger Common Stock to be reserved for issuance upon exercise of the Smith Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     Section 7.8 Section 16 Matters. Prior to the Effective Time, each of Schlumberger and Smith shall take all such steps as may be required to cause any dispositions of Smith Common Stock (including derivative securities with respect to Smith Common Stock) or acquisitions of Schlumberger Common Stock (including derivative securities with respect to

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Schlumberger Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Smith, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 7.9 Schlumberger Options and Stock Incentive Awards. As of the Closing Date, to the extent necessary to provide for registration of shares of Schlumberger Common Stock subject to a substituted Schlumberger Option or Schlumberger Stock Incentive Award, Schlumberger shall file with the SEC a registration statement on Form S-8 (or any successor form), a post-effective amendment on Form S-8 (or any successor form) to the Form S-4 (or any successor form), a post-effective amendment to Form S-3 (or any successor form), or such other registration statement or amendment as may be required to effect such registration with respect to such shares of Schlumberger Common Stock and shall use its reasonable best efforts to maintain such registration statement, including the current status of any related prospectus or prospectuses, for so long as such Schlumberger Options or Schlumberger Stock Incentive Awards remain outstanding.

     Section 7.10 Coordination of Dividends. Smith shall coordinate with Schlumberger to designate the record dates for Smith’s quarterly dividends to coincide with the record dates for Schlumberger’s quarterly dividends.

     Section 7.11 Inspection. From the date hereof to the Effective Time, each of Smith on the one hand, and Schlumberger and Merger Sub on the other hand, shall allow designated officers, attorneys, accountants and other representatives of the other access, at reasonable times, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to its and its Subsidiaries’ business and affairs, including inspection of such properties; provided that no investigation pursuant to this Section 7.11 shall affect any representation or warranty given by it hereunder. Notwithstanding any provision of this Agreement or a party’s provision of information or investigation pursuant to the preceding sentence, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, neither Smith on the one hand, nor Schlumberger or Merger Sub on the other hand, shall be required to provide any information which it reasonably believes it may not provide to the other by reason of any Applicable Law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. Each party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each party agrees that it shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 7.11 for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Section 7.11 shall be governed by the Confidentiality Agreement.

     Section 7.12 Publicity. Schlumberger and Smith shall, unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement. In addition to

53

the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 7.2, neither Schlumberger nor Smith shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Schlumberger and Smith agree to issue a mutually acceptable joint press release announcing this Agreement.

     Section 7.13 Expenses. Subject to Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise agreed in writing by the parties, including the costs of any economists or other experts utilized by outside counsel in connection with the transactions contemplated by this Agreement.

     Section 7.14 Rights Agreement. Prior to the Effective Time, the Smith Board shall take any action (including, as necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Effective Time) the Rights Agreement) necessary so that (a) none of the execution and delivery of this Agreement, the conversion of shares of Smith Common Stock into the right to receive the Merger Consideration in accordance with this Agreement, and the consummation of the Merger or any other transaction contemplated by this Agreement hereby will cause (i) the Smith Rights to become exercisable under the Rights Agreement, (ii) Schlumberger or any of its affiliates to be deemed an “Acquiring Person” (as defined in the Rights Agreement), (iii) the provisions of Section 11 or Section 13 of the Rights Agreement to become applicable to any such event or (iv) the “Distribution Date” or the “Shares Acquisition Date” (each as defined in the Rights Agreement) to occur upon any such event, and (b) the “Final Expiration Date” (as defined in the Rights Agreement) of the Smith Rights will occur immediately prior to the Effective Time so that the Smith Rights will expire immediately prior to the Effective Time. Without the prior written consent of Schlumberger, neither the Smith Board nor Smith shall take any other action to terminate the Rights Agreement, redeem the Smith Rights, cause any person not to be or become an “Acquiring Person” or otherwise amend the Rights Agreement in a manner, or take any other action under the Rights Agreement, adverse to Schlumberger or its affiliates.

     Section 7.15 State Takeover Laws. If any “fair price,” “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement, Smith and the Smith Board shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

     Section 7.16 Stockholder Litigation. Smith shall give Schlumberger the opportunity to participate in the defense or settlement of any stockholder litigation against Smith and/or its directors or officers relating to the transactions contemplated by this Agreement. Smith agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against Smith or any of its directors or officers by any stockholder of Smith relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise,

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without the prior written consent of Schlumberger (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.17 Indemnification and Insurance.

     (a) From and after the Effective Time, Schlumberger and the Surviving Entity (i) shall indemnify, defend and hold harmless each person who is, or at any time prior to the Effective Time has been, a director, officer or employee of Smith or any of its Subsidiaries and each person who is, or at any time prior to the Effective Time, served at the request of Smith as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise Taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that such Indemnified Party is or was a director, officer, employee or agent of Smith, any of its Subsidiaries or any such corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Applicable Law, and (ii) without limitation to clause (i), to the fullest extent permitted by Applicable Law, shall also advance expenses as incurred to the same such extent; provided that the person to whom fees and expenses are advanced shall, if required by Applicable Law, provide an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided, further, that the Surviving Entity shall not be required to pay the fees and expenses of more than one counsel (which counsel shall be reasonably acceptable to the Surviving Entity) in addition to local counsel for all Indemnified Parties in any single Action unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interest between two or more of such Indemnified Parties.

     (b) At or prior to the Effective Time, Smith may purchase a “tail” directors’ and officers’ liability insurance policy covering the Indemnified Parties who are or at any time prior to the Effective Time covered by Smith’s existing directors’ and officers’ liability insurance policies for at least six years after the Effective Time on terms no less advantageous to the Indemnified Parties than such existing insurance, provided that the premium thereof shall not exceed the amount specified in Section 7.17(a) of the Smith Disclosure Letter. If Smith does not purchase such a policy, then for a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained officers’ and directors’ liability insurance covering the Indemnified Parties who are, or at any time prior to the Effective Time were, covered by Smith’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, provided that the Surviving Entity shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Smith prior to the date hereof (the amount of which premium is set forth in Section 7.17(b)(2) of the Smith Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount. In either case, Schlumberger and the Surviving Entity will maintain such policies in full force and effect and honor the obligations thereunder.

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     (c) In the event Schlumberger or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.17.

Section 7.18 Certain Benefits.

     (a) From and after the Effective Time, Schlumberger and its Subsidiaries (including the Surviving Entity) will honor in accordance with their terms all Smith Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the Effective Time. For a period of one year following the Effective Time, Schlumberger shall provide, or shall cause to be provided, to each current and former employee of Smith and its Subsidiaries (the “Covered Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Covered Employee immediately prior to the Effective Time, excluding for purposes of this comparison any equity-based compensation; provided that Schlumberger agrees to provide equity compensation to Covered Employees substantially comparable to equity compensation provided to similarly situated employees of Schlumberger. For a period of one year following the Effective Time, Schlumberger shall provide, or shall cause to be provided, (i) to each Covered Employee who suffers a termination of employment severance benefits in accordance with the applicable severance plans, programs, agreements and arrangements of Smith as in effect immediately prior to the Effective Time (with full service credit for years of service with Smith and its Subsidiaries (and predecessors)) and (ii) to Covered Employees who are eligible for retiree welfare benefits immediately prior to the Effective Time, retiree welfare benefits that are no less favorable than those provided pursuant to the arrangements of Smith and its Subsidiaries as in effect immediately prior to the Effective Time.

     (b) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any defined benefit pension plan, severance plan or program eligibility or retiree welfare eligibility under any retiree welfare plan sponsored by Schlumberger or its Subsidiaries (other than under plans sponsored by Smith and its Subsidiaries immediately prior to the Effective Date or a direct successor plan)) under the employee benefit plans of Schlumberger, the Surviving Entity and their Subsidiaries providing benefits to any Covered Employees after the Effective Time (the “New Plans”), each Covered Employee shall be credited with his or her years of service with Smith and its Subsidiaries (and predecessors) prior to the Effective Time, to the same extent as such Covered Employee was entitled, prior to the Effective Time, to credit for such service under any similar Smith employee benefit plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is no similar Smith plan, service as recognized for purposes of Smith’s 401(k) Plan), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. For purposes of determining severance benefits under any New Plan providing severance benefits based on years of service (other than under an employment or change in control agreement) payable to a Covered Employee whose employment is terminated in circumstances eligible for severance benefits: (i) following the first anniversary of the Effective Time and on or prior to the third anniversary of the Effective Time,

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severance benefits shall be based on the sum of (A) severance payable under the terms of the Smith severance arrangement applicable to such employee as in effect immediately prior to the Effective Time based on service with Smith and its Subsidiaries (and predecessors) up to the Effective Time and (B) severance payable under the relevant severance arrangement of Schlumberger or its applicable Subsidiary based on years of service with Schlumberger and its Subsidiaries following the Effective Time, (ii) on or following the fifth anniversary of the Effective Time, severance benefits shall be based on the severance payable under the relevant severance arrangement of Schlumberger or its applicable Subsidiary based on the sum of years of service with Smith and its Subsidiaries (and predecessors) prior to the Effective Time and years of service with Schlumberger and its Subsidiaries following the Effective Time and (iii) between the third and fifth anniversaries of the Effective Time, severance benefits shall be based on a formula which provides a ratable transition between the severance determined under clauses (i) and (ii) above. Following the first anniversary of the Effective Time, Covered Employees will be treated as new hires in any New Plan providing retiree welfare benefits, with service credited only from the period beginning with the Effective Time. In addition, and without limiting the generality of the foregoing: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Smith Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Covered Employee, the Surviving Entity shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Smith or its Subsidiaries in which such employee participated immediately prior to the Effective Time and the Surviving Entity shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Schlumberger agrees to consider in good faith, and to consult with Smith in good faith between the date hereof and the Closing Date in respect of, design alternatives with respect to equitable treatment under (x) the retiree medical programs of Schlumberger and its Subsidiaries of Covered Employees who have attained the age of 40 prior to the Closing Date, and (y) the defined benefit pension plans of Schlumberger and its Subsidiaries of Covered Employees who were previously employed by Schlumberger and its Subsidiaries and participated in such plans.

     (c) Schlumberger and Smith hereby acknowledge that a “change of control” or “change in control” (or term of similar import) within the meaning of each of the Smith Benefit Plans identified on Section 5.11(e) of the Smith Disclosure Letter will occur at or immediately prior to the Effective Time, as applicable.

     (d) Smith may set and pay short-term incentive bonuses (i.e., bonuses in respect of a performance period of one year or less) in the ordinary course of business consistent in all material respects with past practice, provided that (i) if the Effective Time occurs after the end of any short-term performance period and prior to the time that short-term incentive bonuses

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for such period would be paid in the ordinary course of business consistent in all material respects with past practice, Smith shall pay, immediately prior to the Effective Time, to each person who is a participant in a short-term incentive program immediately prior to the Effective Time (a “Bonus Plan Participant”) a bonus with respect to such performance period based on actual performance for the applicable performance period, provided to the extent that actual results are not yet available for such period or any portion thereof, such bonus shall be paid following the Effective Time at the time at which the actual results are available and (ii) for the performance period in which the Effective Time occurs, the Surviving Entity shall pay, following the conclusion of the relevant performance period to each Bonus Plan Participant an amount equal to the amount payable based on actual performance under the terms of the Smith incentive arrangement, payable at the time such amounts would have been paid in the ordinary course of business consistent in all material respects with past practice. Notwithstanding the foregoing, with respect to any Bonus Plan Participant who incurs a severance-qualifying termination of employment prior to payment of a bonus for a performance period described in this Section 7.18(d), the Surviving Entity shall pay such Bonus Plan Participant, at the same time as bonuses for such performance period are paid generally, a prorated bonus equal to the product of (x) the bonus that would have been payable to such Bonus Plan Participant had he or she remained employed through the conclusion of such period (determined without regard to any subjective criteria that could reduce such amount) times (y) the lesser of (1) a fraction, the numerator of which is the number of days that has elapsed in the performance period for the short term incentive program through the date of such termination and the denominator of which is the total number of days scheduled in the performance period for the short term incentive program and (2) one. For purposes of this Agreement, a severance-qualifying termination shall include any termination of employment by Schlumberger and its Subsidiaries other than for Cause (as defined in the Company’s 1989 Long-Term Incentive Compensation Plan) or any other termination of employment that entitles the applicable Covered Employee to severance under an individual agreement.

     (e) As of the Effective Time, Schlumberger shall (or shall cause the Surviving Entity to) take all action necessary to effectuate the agreements set forth in Section 7.18(e) of the Smith Disclosure Letter.

     (f) With respect to any Covered Employees based outside of the United States, Schlumberger’s obligations under this Section 7.18 shall be modified to the extent necessary to comply with Applicable Laws of the foreign countries and political subdivisions thereof in which such Covered Employees are based.

     (g) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan, or shall limit the right of Schlumberger or any Subsidiary, subject to their obligations under this Section 7.18, to amend, terminate or otherwise modify any employee benefit plan following the Effective Time.

     (h) The parties acknowledge and agree that all provisions contained in this Section 7.18 with respect to employees are included for the sole benefit of the parties to this Agreement, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any

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employees, former employees, any participant in any Smith Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Schlumberger or any Subsidiary.

     Section 7.19 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax (which, for the avoidance of doubt, shall not include any Tax imposed by Section 897 or 1445 of the Code or other income Taxes) with respect to interests in real property owned directly or indirectly by Smith or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Entity and expressly shall not be a liability of stockholders of Smith.

     Section 7.20 Tax Matters. Neither Schlumberger, Merger Sub nor Smith shall take any action or knowingly fail to take any action, which action or failure to act would (i) prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) cause the stockholders of Smith to recognize gain pursuant to Section 367(a) of the Code.

ARTICLE 8 CONDITIONS

     Section 8.1 Conditions to Certain Obligations of Each Party to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

     (a) The Smith Stockholder Approval shall have been obtained.

     (b) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, and (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market, or, if the European Commission has adopted any decision under Article 9 of the EC Merger Regulation to refer the Merger in part to any Member State of the European Economic Area, the European Commission shall have issued a decision declaring the part of the Merger not so referred to that Member State compatible with the common market and every Member State to which part of the Merger has been referred under Article 9 having issued a decision clearing the Merger.

     (c) All applicable waiting and other time periods under other Regulatory Laws, other than the HSR Act and the EC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in the jurisdictions set forth in Section 8.1(c) of the Smith Disclosure Letter shall have been obtained, except for those waiting and other time periods and clearances or approvals the failure of which to expire, lapse, terminate or be obtained would not reasonably be expected to have a Smith Material Adverse Effect or a Schlumberger Material Adverse Effect (after giving effect to the Merger).

     (d) No judgment, injunction, order or decree of any Governmental Entity of competent jurisdiction in the United States, the European Union, or a jurisdiction whose waiting or time period must expire, lapse or terminate or whose clearance or approval must be obtained under Section 8.1(c) (an “8.1(c) Jurisdiction”) shall prohibit or enjoin the consummation of the Merger; provided, however, that, the party attempting to invoke this condition to delay the Closing shall have complied with Section 7.4 and 7.6, and with respect to other matters not covered by Section 7.4 and 7.6, used its reasonable best efforts to have any such judgment, injunction, order or decree lifted or vacated prior to the Termination Date; and no law, statute, rule or regulation shall have been enacted by any Governmental Entity of competent jurisdiction in the United States, the European Union, or an 8.1(c) Jurisdiction which prohibits or makes unlawful the consummation of the Merger.

     (e) The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (f) The shares of Schlumberger Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     Section 8.2 Conditions to Obligation of Smith to Effect the Merger. The obligation of Smith to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

     (a) Each of Schlumberger and Merger Sub shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and Smith shall have received a certificate of Schlumberger, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

     (b) The representations and warranties of Schlumberger and Merger Sub contained in this Agreement (i) that are qualified as to a Schlumberger Material Adverse Effect shall be true and correct as so qualified at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date) and (ii) that are not qualified as to a Schlumberger Material Adverse Effect shall be true and correct in all respects at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date), except for such breaches of representations and inaccuracies in warranties in this clause (ii) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Schlumberger Material Adverse Effect, and Smith shall have received a certificate of Schlumberger, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

     (c) Smith shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Smith, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the

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Closing Date, to the effect that (i) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each transfer of Smith stock to Schlumberger by a stockholder of Smith pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. Notwithstanding the previous sentence, no opinion will be expressed regarding the United States federal income tax treatment of a stockholder of Smith that is a “five percent transferee shareholder” with respect to Schlumberger within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii). In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of Smith, Schlumberger, Merger Sub and others.

     Section 8.3 Conditions to Obligation of Schlumberger to Effect the Merger. The obligations of Schlumberger and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

     (a) Smith shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Smith contained in this Agreement (i) that are qualified as to a Smith Material Adverse Effect shall be true and correct as so qualified at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date) and (ii) that are not qualified as to a Smith Material Adverse Effect shall be true and correct in all respects at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date), except for such breaches of representations and inaccuracies in warranties in this clause (ii) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect, and Schlumberger shall have received a certificate of Smith, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

     (b) Schlumberger shall have received an opinion from Baker Botts L.L.P., in form and substance reasonably satisfactory to Schlumberger, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each transfer of Smith stock to Schlumberger by a stockholder of Smith pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. Notwithstanding the previous sentence, no opinion will be expressed regarding the United States federal income tax treatment of a stockholder of Smith that is a “five percent transferee shareholder” with respect to Schlumberger within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii). In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of Smith, Schlumberger, Merger Sub and others.

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ARTICLE 9

TERMINATION

     Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Smith Stockholder Approval, by the mutual written consent of Smith and Schlumberger.

     Section 9.2 Termination by Schlumberger or Smith. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Smith Stockholder Approval, by action of the Smith Board or the Board of Directors of Schlumberger if:

     (a) the Merger shall not have been consummated by February 21, 2011 (the “Initial Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; provided, further, that if on the Initial Termination Date the condition to Closing set forth in Section 8.1(b), (c) or (d) (but for purposes of Section 8.1(d) only if such judgment, order or decree is attributable to a Regulatory Law) shall not have been fulfilled but all other conditions to Closing shall be or shall be capable of being fulfilled, then the Initial Termination Date may be extended on one or more occasions at the option of either Schlumberger or Smith by written notice to the other to a date not later than May 31, 2011. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the foregoing proviso, in which case, the term “Termination Date” shall mean the date to which the Termination Date has been extended;

     (b) the Smith Stockholders Meeting (including adjournments and postponements) shall have concluded and the Smith Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to Smith if it has not materially complied with its obligations under Section 7.3; or

     (c) a court of competent jurisdiction in the United States, the European Union or an 8.1(c) Jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.2(c) shall have complied with Section 7.4 and Section 7.6 and, with respect to other matters not covered by Section 7.4 and Section 7.6, shall have used its reasonable best efforts to remove such injunction, order or decree.

Section 9.3 Termination by Smith. This Agreement may be terminated at any time prior to the Effective Time by action of the Smith Board (a) if there has been a breach by

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Schlumberger of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Schlumberger shall have become untrue, in either case such that the conditions set forth in Section 8.2 would not be satisfied, and such breach or failure to be true and correct is not curable by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.3 shall not be available to Smith if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.3(a) shall not be satisfied, or (b) at any time prior to obtaining the Smith Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Superior Proposal in accordance with Section 7.3(b); provided, that Smith shall concurrently with such termination pay to Schlumberger the Termination Fee in accordance with Section 9.5(a).

     Section 9.4 Termination by Schlumberger. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Schlumberger, if:

     (a) there has been a breach by Smith of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Smith shall have become untrue, in either case such that the conditions set forth in Section 8.3 would not be satisfied, and such breach or failure to be true and correct is not curable by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Schlumberger if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that any of the conditions set forth in Section 8.2(a) and Section 8.2(b) shall not be satisfied; or

     (b) the Smith Board shall have failed to recommend its approval or recommendation of this Agreement or the Merger or there has been a Change in Recommendation, whether or not permitted by the terms hereof.

     Section 9.5 Effect of Termination.

     (a) Smith shall pay Schlumberger a fee of $340 million (the “Termination Fee”):

     (i) if this Agreement is terminated pursuant to Section 9.2(b), and (x) such termination occurs after an Acquisition Proposal shall have been made known to Smith (including any of its Representatives) and communicated publicly or shall have been made directly to the stockholders of Smith by any person, in each case such Acquisition Proposal shall not have been withdrawn, and (y) within one year after such termination, Smith enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated;

(ii) if this Agreement is terminated pursuant to Section 9.3(b); or

(iii) if this Agreement is terminated pursuant to Section 9.4(b);

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which fee shall be payable: in the case of clause (i), upon the first to occur of such entering into a definitive agreement or consummation referred to in subclause (y) thereof; and in the case of clauses (ii) and (iii), upon such termination; provided that for purposes of this Section 9.5(a), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”. Any amount payable pursuant to this Section 9.5(a) shall be reduced by any amount paid pursuant to Section 9.5(c). Schlumberger and Merger Sub agree that in the event that the Termination Fee is paid or may be payable to Schlumberger pursuant to this Section 9.5(a), the payment of such Termination Fee shall be the sole and exclusive remedy of Schlumberger, its Subsidiaries or any of their respective stockholders, affiliates, officers, directors, employees or Representatives (collectively, “Related Persons”) against Smith or any of its Related Persons for, and in no event will Schlumberger or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Schlumberger of the Termination Fee, neither Smith nor any Related Person of Smith shall have any further liability or obligation to Schlumberger or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby (subject to Section 9.5(g)).

     (b) If this Agreement is terminated by Smith or Schlumberger pursuant to Section 9.2(c) as a result of an order, decree, ruling or other action under Regulatory Laws or Section 9.2(a) and all of the conditions to Closing set forth in Article 8 (other than (A) the conditions set forth in Section 8.1(b), Section 8.1(c) and Section 8.1(d) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be capable of satisfaction if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination, then Schlumberger shall pay to Smith a fee of $615 million (the “Reverse Termination Fee”) (which fee shall be payable within two (2) business days after written notice of such termination). Smith agrees that in the event that the Reverse Termination Fee is paid to Smith pursuant to this Section 9.5(b), the payment of such Reverse Termination Fee shall be the sole and exclusive remedy of Smith and its Related Persons against Schlumberger, Merger Sub or any of their Related Persons for, and in no event will Smith or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Smith of the Reverse Termination Fee, neither Schlumberger, Merger Sub nor any Related Person of Schlumberger shall have any further liability or obligation to Smith or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby (subject to Section 9.5(g)).

     (c) Without limiting the rights of Schlumberger under Section 9.5(g), if this Agreement is terminated (i) pursuant to Section 9.2(b) and no Termination Fee is yet payable in respect thereof pursuant to Section 9.5(a), or (ii) Section 9.4(a) because there has been a willful and material breach by Smith of any covenant or agreement set forth herein, then Smith shall

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reimburse Schlumberger for its actual costs and expenses incurred in connection with the transactions contemplated hereby in an amount not to exceed $10 million.

     (d) Without limiting the rights of Smith under Section 9.5(g), if this Agreement is terminated by Smith pursuant to Section 9.3(a) because there has been a willful and material breach by Schlumberger of any covenant or agreement set forth herein and no Reverse Termination Fee is payable pursuant to Section 9.5(b), then Schlumberger shall reimburse Smith for its actual costs and expenses incurred in connection with the transactions contemplated hereby in an amount not to exceed $10 million.

     (e) All payments under this Section 9.5 shall be made promptly upon becoming due by wire transfer of immediately available funds to an account designated by the receiving party.

     (f) Each of Smith and Schlumberger acknowledge that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Smith nor Schlumberger would enter into this Agreement; accordingly, if either Smith fails to pay, or Schlumberger fails to pay, as applicable, any amount due pursuant to this Section 9.5, and, in order to obtain such payment, the party entitled to such payment commences a suit which results in a judgment against the party failing to pay for the fees to which reference is made in this Section 9.5, then such party shall pay to the party entitled to such payment its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest through the date of payment on the amount of the fee at the prime lending rate prevailing during such period as published in The Wall Street Journal.

     (g) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last sentence of Section 7.11 and Section 7.13, Section 7.17 and Article 10, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement, and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

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ARTICLE 10

GENERAL PROVISIONS

     Section 10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that the agreements contained in Article 4 and in Section 3.1, Section 3.2, Section 7.9, Section 7.17, Section 7.18 and Section 7.19 and this Article 10, and the agreements delivered pursuant to this Agreement shall survive the Effective Time.

     Section 10.2 Notices. Any notice, request, instruction or other document required to be given hereunder by any party to the others shall be in writing and sent by facsimile transmission or by overnight courier (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)      if to Smith:

         Smith International, Inc.
         1310 Rankin Road
         Houston, Texas 77073
         Attention: Richard E. Chandler, Jr.
         Facsimile: (281) 233-5996

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attention: Daniel A. Neff
                         David Shapiro
         Facsimile: (212) 403-2000

(b)     if to Schlumberger or Merger Sub:

         Schlumberger Limited
         5599 San Felipe
         Houston, Texas 77056
         Attention: General Counsel
         Facsimile: (713) 375-3481

         with a copy to:

         Baker Botts L.L.P.
         One Shell Plaza
         910 Louisiana Street
         Houston, Texas 77002-4995
         Attention: J. David Kirkland, Jr.

      Facsimile: (713) 229-7701

or to such other address as any party shall specify by written notice so given. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     Section 10.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Schlumberger may, notwithstanding any provision in this Agreement to the contrary and without the consent of any party hereto, assign any of its rights (but not its obligations) hereunder to, and/or transfer any or all of the stock of Merger Sub to, any Subsidiary in which, prior to and at the time of the Merger, Schlumberger owns stock constituting control within the meaning of Section 368(c) of the Code. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 10.4 Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.17, nothing in this Agreement, expressed or implied, is intended to confer standing to any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns except, following the Effective Time, for the provisions of Section 4.1, Section 7.17 and Section 7.19.

     Section 10.5 Entire Agreement. This Agreement, the exhibits to this Agreement, the Smith Disclosure Letter, the Schlumberger Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties, both oral and written, among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect.

     Section 10.6 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Smith Stockholder Approval, but after the Smith Stockholder Approval has been obtained, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of

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conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware (in either case, the “Delaware Court”), for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the applicable Delaware Court) and agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the applicable Delaware Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the applicable Delaware Court for any reason other than the failure to serve in accordance with this Section 10.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE APPLICABLE DELAWARE COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 10.2 OF THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

     Section 10.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     Section 10.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

     Section 10.10 Interpretation; Disclosure Letter. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise

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indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any matter disclosed in any section of the Smith Disclosure Letter or Schlumberger Disclosure Letter shall be deemed disclosed for the purposes of any Sections of this Agreement to which such section relates and any other Sections of this Agreement to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other Sections. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

     Section 10.11 Definitions. In this Agreement:

     (a) The phrase “to the knowledge of” and similar phrases relating to knowledge of Smith or Schlumberger, as the case may be, shall mean the actual knowledge of its executive officers and senior management.

     (b) The term “Debt” shall mean, with respect to any person, the aggregate amount of, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, (iv) all capitalized lease obligations, (v) all obligations or liabilities of others secured by a lien on any asset owned by such person whether or not such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the book value of such asset, and (vi) any other obligations or liabilities which are required by GAAP to be shown as debt on a balance sheet.

     (c) The term “Governmental Entity” shall mean any supranational, national (including United States), state, municipal, local or non-U.S. government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

     (d) The term “Material Adverse Effect” with respect to any person shall mean (i) a material adverse effect on or material adverse change in the business, assets, liabilities, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, other than any effect or change relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general, (B) changes or conditions in the industries in which the person operates, (C) the announcement or the existence of, or compliance with, or taking any action required or permitted by this Agreement or the transactions contemplated hereby or any litigation referred to in Section 7.16, (D) taking any action by such person at the written request of Schlumberger or Merger Sub, in the case of Smith, or of Smith, in the case of Schlumberger or Merger Sub, or (E) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism. “Smith Material Adverse Effect” and “Schlumberger Material Adverse Effect” mean a Material Adverse Effect with respect to Smith and Schlumberger, respectively.

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     (e) The term “Permitted Lien” means (i) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation or (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business, which do not in any case materially detract from the utilization of the property subject thereto.

     (f) The term “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated association, other entity or group (as defined in the Exchange Act).

     (g) The term “Subsidiary,” when used with respect to any person, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, (i) of which such person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) any organization of which such person is, in the case of a partnership, a general partner (excluding partnerships, the general partnership interests of which held by such person or any Subsidiary of such person do not have a majority of the voting interests in such partnership) or, in the case of a limited liability company, the managing member (excluding limited liability companies in which the managing member does not have a majority of the voting interests in such limited liability company); provided, however, CE Franklin LTD (“Franklin”) shall not be deemed a Subsidiary for any section of this Agreement other than Article 5 hereof and any representations or warranties made by Smith with respect to Franklin shall only be a representation as to facts and circumstances concerning Franklin that are known to Smith.

     (h) The term “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, excess profits, franchise, profits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     Section 10.12 Extensions; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of a breach of any provision hereunder shall not

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operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section 10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 10.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the applicable Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the applicable Delaware Court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than the applicable Delaware Court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement

     Section 10.15 Waiver of Jury Trial. EACH OF SCHLUMBERGER, MERGER SUB AND SMITH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

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     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

SCHLUMBERGER LIMITED
(SCHLUMBERGER N.V.)

By: /s/ Andrew Gould Name: Andrew Gould Title: Chairman and Chief Executive Officer

TURNBERRY MERGER SUB INC.

By: /s/ Jean-Francois Poupeau Name: Jean-Francois Poupeau Title: President

SMITH INTERNATIONAL, INC.

By: /s/ John Yearwood Name: John Yearwood Title: Chief Executive Officer, President and Chief Operating Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMITH INTERNATIONAL, INC.

     FIRST: The name of the corporation is Smith International, Inc. (the “Corporation”).

     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares, all such shares being of one class of common stock with a par value of $1.00 per share.

     FIFTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, amend, alter and repeal the bylaws of the Corporation, without any action on the part of the stockholders, except as may otherwise be provided by applicable law or the bylaws of the Corporation.

     SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     SEVENTH: (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified

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and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Article SEVENTH with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise.

     (2) If a claim under paragraph (1) of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she had met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

A-2

     (4) The Corporation may maintain insurance, at its expense, to protect itself, any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     (5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Article SEVENTH with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

     EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as the same exists or hereafter may be amended.

     The undersigned hereby acknowledges that the foregoing is his act and deed and that the facts herein stated are true, and accordingly has executed this certificate this ___ day of _________, 20__.

SMITH INTERNATIONAL, INC.

___________________________
Name:
Title:

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